UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Gold Run Inc.
(Name of small business issuer in its charter)
Delaware	1040	20-4919927
State or Jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8 (416) 363-0151
(Address and telephone number of principal executive offices)
1265 Mesa Drive, Fernley NV 89408
(Address of principal place of business or intended principal place of business)
Hecht & Associates, P.C., 275 Madison Ave., 28th Floor, New York, NY 10016 (212) 490-3232
(Name, address and telephone number of agent for service)
Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock	$8,000,000.00[1]	$1.00	$8,000,000.00	$856.00
Common Stock	$1,097,000.00[2]	$1.00	$1,097,000.00	$214.00
Total:	$9,097,000.00	n/a	$9,097,000.00	$1,070.00

Note:
1 Up to 560,000 warrants may be issued to dealers who participate in the offering by the registrant and neither these warrants nor the shares underlying the exercise of the warrants are being registered.
2 Represents the dollar amount, at $1.00 per share, of 25% of the shares of Common Stock into which the principal amount of our outstanding convertible promissory notes is automatically converted upon the effective date of this registration statement, and which we are registering on behalf of the owners of our convertible promissory notes.
* * *
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
Until ____________ (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS
9,097,000 Shares of Common Stock
GOLD RUN INC.
We are offering 8,000,000 shares of Common Stock on an all-or-none basis. We are registering an additional 1,097,000 shares of Common Stock on behalf of the owners of our outstanding convertible promissory notes, which shares of Common Stock such holders may sell from time to time.
This Prospectus relates to the sale of 9,097,000 shares of Common Stock, consisting of:
•	8,000,000 shares of Common Stock which will be issued by us and offered on an all-or-none basis, and
•	1,097,000 shares of Common Stock that are being registered on behalf of the owners of our convertible notes. These shares of Common Stock represent 25% of the shares of Common Stock into which the principal amounts of our outstanding convertible notes automatically convert upon the effective date of this registration statement. These shares will be sold from time to time by their owners so long as this registration statement remains effective.
The shares of Common Stock sold by us under this Prospectus will be sold for $1.00 per share. We are offering 8,000,000 shares of Common Stock on a best efforts, all-or-none basis. This offering of 8,000,000 shares of Common Stock by us will be open for a period of 60 days after the date that this registration statement is declared effective, and may in our discretion be extended for up to an additional 30 days. Additionally, with respect to the 1,097,000 shares of Common Stock being registered on behalf of the selling shareholders, this Prospectus shall remain effective for a period of 90 days following the effective date.
All subscription funds received in connection with our offering of 8,000,000 shares of Common Stock will be held in an escrow account at the Bank of New York pending the sale of all 8,000,000 shares of Common Stock that are being offered. If we do not sell all 8,000,000 shares of Common Stock by the end of the offering period, or by the end of any extension period, this offering shall expire and all funds being held in escrow will be promptly returned to investors without interest. Offering expenses and dealer commissions, if any, will be deducted from the proceeds when and if all 8,000,000 shares of Common Stock being offered by us are sold.
D. Richard Brown, our Secretary and Chairman of the Board of Directors, and Trevor Michael, our Treasurer and a Director, will offer shares of Common Stock on our behalf to foreign nationals outside of the United States. They may do so directly, or through foreign broker-dealers. They will also market shares of our Common Stock to such persons by responding to their inquiries and coordinating efforts by foreign broker-dealers. To the extent that any U.S.-based broker-dealers participate in this offering, Mr. Brown and Mr. Michael will assist them as may be requested. None of our other officers or directors will offer shares of our Common Stock.
There is currently no public market for shares of our Common Stock and one may never develop. We will endeavor to have our Common Stock quoted on the OTC Bulletin Board as soon as practicable after our registration statement is declared effective. We plan to do this by having a market maker file a Form 211 application with the National Association of Securities Dealers, Inc. and otherwise complying with the requirements set forth in Rule 15c2-11 promulgated under the Securities Exchange Act of 1934, as amended. We do not expect to incur significant expenses as a result of such an application.

	Price to Public[1]	Commission[2,3]	Net Proceeds to Us3

Per Share	$1.00	-0-	$1.00

Aggregate Offering Price	$8,000,000.00	-0-	$7,775,000.00[4]

Notes:
1 We have arbitrarily determined the public offering price of our shares of Common Stock. The public offering price bears no relationship to any objective criterion of value. See the section captioned “Determination of Offering Price” for more details. This table does not include 1,097,000 shares of Common Stock being registered on behalf of our selling shareholders.
2 Our management is selling the securities and will not receive commissions with respect to the sale of these shares.
3 Our proceeds from this offering are net of offering expenses, which include printing costs, accounting costs and legal fees to our securities counsel. Members of the National Association of Securities Dealers, Inc. and foreign dealers who participate in this offering will be paid a 7% cash commission to the extent that they participate, and will also be issued warrants in an amount equal to 7% of the sales that they participate in and we accept, exercisable for a period of two years from the effective date of the registration statement at a price of $1.00 per share. Our payment of any commissions will reduce our net proceeds.
4 Excludes proceeds from the sale of any of the 1,097,000 shares of Common Stock being registered on behalf of the selling shareholders, as these proceeds (net of commissions, if any) will accrue to the selling shareholders and not to us.
* * *
NEITHER THE SEC NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION CAPTIONED "RISK FACTORS" AT PAGE 5 FOR MORE DETAILS.
THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A PRELIMINARY PROSPECTUS THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT BEEN DECLARED EFFECTIVE. NO SECURITIES MAY BE SOLD UNDER THIS REGISTRATION STATEMENT UNTIL IT IS DECLARED EFFECTIVE BY THE COMMISSION.
The information contained in this Prospectus is subject to completion or amendment. We may not sell these securities until this registration statement, of which this Prospectus is a part, is declared effective. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy these securities, and there shall not be any sale of these securities, in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.
Until such time as our shares of Common Stock become quoted on the OTC Bulletin Board or listed on a stock exchange, the selling shareholders will sell their shares at a maximum price of $1.00 per share. If a public trading market for our Common Stock develops in the future and our Common Stock becomes quoted on the OTC Bulletin board or listed on a stock exchange, the selling shareholders may sell their shares of Common Stock in such market at prevailing market prices. Additionally, the selling shareholders may sell their shares of Common stock in privately negotiated transactions. The selling shareholders may be deemed to be underwriters with respect to the shares of Common Stock that they are offering.
YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN CONSIDERING WHETHER TO BUY THE SHARES OF COMMON STOCK DESCRIBED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF THE SALE OF ANY SHARES OF COMMON STOCK.
FOR CALIFORNIA INVESTORS:
We are seeking a limited offering qualification of our Common Stock in California. If the offering is approved in California on the basis of such limited offering qualification, then the only California purchasers to whom offers and sales of our Common Stock may be made are those persons who have met certain suitability standards. The California Department of Corporation refers to and has specified this standard as a "super suitability" standard, meaning that any prospective California purchaser of our Common Stock must have not less than: i) $250,000 liquid net worth (exclusive of home, home furnishing and automobile) plus $65,000 gross annual income; or ii) $500,000 liquid net worth; or iii) $1,000,000 net worth (inclusive); or iv) $200,000 gross annual income.
If the offering is approved in California on the basis of a limited offering qualification, we will not have to demonstrate compliance with some of the merit regulations of the California Department of Corporation as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporation Code Section 25104(h) will be withheld, although there may be other exemptions available that cover private sales in California by a bona fide owner for his own account without advertising and without being effected by or through a broker-dealer in a public offering.
* * *
Our principal executive offices are located at 330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8. Our telephone number is (416) 363-0151.
The date of this Prospectus is April 3, 2007.
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TABLE OF CONTENTS
Part I: Information Required in Prospectus	3
Summary Information	3
Risk Factors	5
Use of Proceeds	17
Determination of Offering Price	19
Dilution	19
Selling Security Holders	21
Plan of Distribution	25
Legal Proceedings	29
Directors, Executive Officers, Promoters and Control Persons	29
Security Ownership of Certain Beneficial Owners and Management	34
Description of Securities	36
Interest of Named Experts and Counsel	38
Commission Position of Indemnification for Securities Act Liabilities	38
Organization within Last Five Years	39
Description of Business	40
Description of Property	44
Management's Plan of Operation	53
Certain Relationships and Related Transactions	57
Market for Common Stock and Related Stockholder Matters	62
Executive Compensation	64
Legal Matters	67
Experts	67
Financial Statements	68
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	85
Glossary	85
Part II: Information not Required in Prospectus	87
Indemnification of Directors and Officers	87
Other Expenses of Issuance and Distribution	87
Recent Sales of Unregistered Securities	88
Exhibits	91
Undertakings	92
Signatures	93
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PART I: INFORMATION REQUIRED IN PROSPECTUS
SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Prospectus and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. You are urged to read this Prospectus in its entirety.
Gold Run Inc. (referred to in this Prospectus as “us” or “we”) is a Delaware corporation that was formed in May 2006 to engage in the highly speculative business of exploring for gold. We commenced exploration activities in August 2006. As an exploration company, we have no mining operations, cash flow or income from any sources. We currently hold leases on three properties and have staked another property in northern Nevada, for a total of four properties, on which we have the right to explore, and if warranted, mine for gold. None of our properties are known to contain gold which can be mined at a profit. Our exploration efforts are led by our President and Chief Geologist, David Mathewson. We plan to use the proceeds from this offering to maintain our interests in these leases, comply with certain contractual obligations to Mr. Mathewson and continue with our gold exploration activities.
We are offering 8,000,000 shares of Common Stock to be sold for $1.00 per share, on a best efforts, all-or-none basis. We are also registering on behalf of the owners of our convertible notes a total of 1,097,000 shares of Common Stock, which is 25% of the shares of Common Stock into which the principal amounts of our outstanding convertible notes automatically convert upon the effective date of this registration statement.
As of March 31, 2007, we are authorized by our charter to issue a total of 100,000,000 shares of Common Stock. As of March 31, 2007, we have 39,450,000 shares of Common Stock issued and outstanding. This figure does not include the following shares:
•	The shares of Common Stock being offered or registered in this registration statement;
•	9,900,000 shares of Common Stock into which our outstanding warrants are exercisable as of December 31, 2006;
•	1,600,000 shares of Common Stock underlying our outstanding stock options;
•	The shares of Common Stock underlying our outstanding convertible notes, which shall automatically convert into shares of Common Stock upon this registration statement being declared effective. The number of shares underlying our outstanding convertible notes totals 4,826,800, which includes 4,388,000 shares for the principal amount of the notes plus 438,800 additional shares in payment of interest.
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•	A maximum of 560,000 shares of Common Stock issuable to dealers upon their exercise of warrants that may be issued to them in connection with their participation in this offering.
Once this registration statement is declared effective, we will have a total of 44,276,800 shares of Common Stock issued and outstanding. This includes the shares of Common Stock issuable upon the automatic conversion of our outstanding convertible notes with the interest thereon being paid in additional shares of Common Stock, but does not include any shares of Common Stock issuable upon the exercise of our outstanding warrants and stock options or any warrants exercisable for up to an aggregate maximum of 560,000 shares of Common Stock that may be issued to dealers in connection with their participation in this offering.
If all 8,000,000 shares of Common Stock being offered in this Prospectus are sold, and once our outstanding convertible notes are automatically converted into shares of Common Stock with interest being paid in additional shares of Common Stock, and if all of our outstanding warrants and vested and non-vested stock options are exercised, we will have a total of 63,776,800 shares of Common Stock outstanding, and the 8,000,000 shares of Common Stock being offered in this Prospectus will represent approximately 12.54% of the outstanding shares of Common Stock. This does not take into account any warrants exercisable for up to an aggregate maximum of 560,000 shares of Common Stock that may be issued to dealers in connection with their participation in this offering.
Summary Financial Information
The summary financial information below is derived from our audited financial statements for the period starting with our incorporation on May 5, 2006 and ending on December 31, 2006. Our fiscal year ends on December 31 of each year. Our audited financial statements, together with the notes thereto, are included elsewhere in this Prospectus.

2006

Total Assets	$1,233,372

Total Liabilities	(1,869,548)

Stockholders' Equity	(636,176)

Total Revenue	-0-

Net Profit (Loss)	(839,620)

Net Profit (Loss) per share	$(0.021)

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Our outstanding convertible notes will automatically convert into shares of Common Stock once this registration statement is declared effective. As a result, our liabilities will be reduced by the principal amount of these notes and our stockholders’ equity will be increased by the same amount.
RISK FACTORS
Our business is exploring for gold, which is a highly speculative activity. An investment in our shares of Common Stock involves a high degree of risk. You should not invest in our Common Stock if you cannot afford to lose your entire investment. In deciding whether you should invest in shares of our Common Stock, you should carefully consider the following information together with all of the other information contained in this Prospectus. Any of the following risk factors can cause our business, prospects, financial condition or results of operations to suffer and you to lose all or part of your investment.
The loss of David Mathewson would adversely affect our business because his expertise is indispensable.
Our business depends upon the continued involvement of David Mathewson, our President and Chief Geologist. The loss of Mr. Mathewson’s services would adversely affect our business and prospects. We relied solely upon Mr. Mathewson’s judgment and expertise in deciding to lease and stake our properties. We did not independently visit, survey or examine our properties before leasing or staking them. We are relying upon Mr. Mathewson’s familiarity with our properties in implementing our exploration program, which was designed by Mr. Mathewson. We plan to rely upon Mr. Mathewson’s expertise in planning our future activities, including the acquisition of exploration prospects. We do not believe that we will be able to operate as planned in the event that Mr. Mathewson ceases to be involved with us. You should carefully consider our reliance upon Mr. Mathewson’s involvement and judgment before deciding whether to invest in our Common Stock.
Exploring for gold is an inherently speculative business.
Exploring for gold is a business that by its nature is very speculative. There is a strong possibility that we will not discover any gold which can be mined at a profit. Even if we do discover gold deposits, the deposit may not be of the quality or size necessary for us to make a profit from actually mining it. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological formations, geological formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, land slides and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.
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We may need to obtain additional financing over and above this public offering in order to meet our capital needs after April 30, 2009, or sooner if our plans change or unanticipated events occur.
The proceeds of this offering will be sufficient to fund our exploration program as it is currently planned through April 30, 2009. We will probably require additional capital over and above the proceeds of this public offering if we modify or expand our exploration program from what is currently planned. We will probably require additional capital over and above the proceeds of this offering to fund our exploration program after April 30, 2009, or to fund the acquisition and exploration of new properties. We may also need capital more rapidly than currently anticipated, for example, if we incur higher-than-expected exploration expenses. At this time, it is impossible to quantify the amount of additional funding, if any, that we may require in the future. We may be unable to secure additional financing on terms acceptable to us, or at all, at times when we need such financing. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders will be reduced and the securities that we may issue in the future may have rights, preferences or privileges senior to those of the current holders of our Common Stock. Such securities may also be issued at a discount to the market price of our Common Stock, resulting in possible further dilution to the book value per share of Common Stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility. Our inability to raise additional funds on a timely basis could prevent us from achieving our business objectives and could have a negative impact on our business, financial condition, results of operations and the value of our securities.
We must fund our exploration activities at a minimum level of $6,000,000 or we may lose our properties and key personnel.
Under our agreement with our President and Chief Geologist, David Mathewson, we are required to fund our exploration program in a minimum amount of $6,000,000, staggered in periodic payments through April 30, 2009. Our funding obligation will be deemed satisfied upon the earlier of i) the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or ii) the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided that we have also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs. In the event that we are unable to satisfy this commitment in a timely manner, then Mr. Mathewson may resign as our President and Chief Geologist and we will lose the rights to our currently leased properties and any other properties that we may have leased from Mr. Mathewson and/or an entity under his control or which have been generated by him.
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Our management has conflicts of interest.
Some of our directors and officers have private mining interests and also serve as officers and/or directors of other gold exploration companies, or are principals of other companies that provide legal and investment advisory services to us. Consequently, their personal interests may come into conflict with our interests. Situations may arise where these persons are presented with business opportunities which may be desirable not only for us, but also to the other companies with which these persons are affiliated. In addition to competition for suitable business opportunities, we also compete with these other gold exploration companies for investment capital, technical resources, key personnel and other things. You should carefully consider these potential conflicts of interest before deciding whether to invest in shares of our Common Stock. In the event that such a conflict of interest arises at a meeting of our Board of Directors, a director who has such a conflict will abstain from voting for or against the matter about which the conflict exists. Two of our directors, who are also founders, are partners in an investment banking firm that has rendered financial consulting services to us in the past and may do so again in the future. Two of our other directors, who are also founders, are partners in a law firm that has rendered legal services to us in the past. Our directors and officers who have potential conflicts of interest as of the date of this Prospectus due to their affiliation with other companies are listed below:
•	David Mathewson, our President, Chief Geologist and a Director, has a 50% ownership interest in KM Exploration, Ltd., a Nevada limited liability company, from which we lease three of our four properties. As a 50% equity holder of KM Exploration, Mr. Mathewson may be deemed to have a conflict of interest notwithstanding his representation to us that he has waived his rights to receive any of our lease payments and a portion of any royalty payments that we may make to KM Exploration. Mr. Mathewson retains his residual interest in the portion of KM Exploration’s net smelter return royalty that is not subject to buyback by us under the terms of our lease agreements. Depending upon the specific property lease, Mr. Mathewson’s residual interest amounts to between 1/3 and 1/2 of 1% of our net smelter return for that property. Our lease agreements with KM Exploration are described in greater detail in the section captioned “Description of Property”.
•	Ernest M. Cleave, our Chief Financial Officer and Controller, also serves as the chief financial officer of Grandview Gold, Inc., an Ontario company, which is a gold exploration company operating in the Carlin gold trend, near our properties.
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•	D. Richard Brown, our Secretary and Chairman of the Board of Directors, is also a Director of Grandview Gold, Inc., a gold exploration company operating near our properties. For more than the past five years, he has been one of the two managing partners in Osprey Capital Partners, an investment banking firm which was paid by us for financial consulting services. His company, 1514380 Ontario Inc., owns 50% of the equity in Osprey Capital Partners.
•	Trevor Michael, our Treasurer and a Director, is a partner in Osprey Capital Partners.
•	Michael Berns, a Director, is also the Chairman of the Board and the Chairman of the Audit Committee of Golden Odyssey Mining, Inc., a Canadian gold exploration company operating in the Carlin and Battle Mountain-Eureka gold trends, near our properties. He is also one of the two partners in the law firm of Berns & Berns, which formerly provided legal services to us.
•	James Berns, a Director, is one of the two partners in the law firm of Berns & Berns.
We do not know if our properties contain any gold that can be mined at a profit.
None of the properties on which we have the right to explore for gold are known to have any deposits of gold which can be mined at a profit. Whether a gold deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of gold, which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.
We are an exploration stage company with no mining operations and we may never have any mining operations in the future.
Our business is exploring for gold. In the unlikely event that we discover commercially exploitable gold deposits, we will not be able to make any money from them unless the gold is actually mined. We will need to either mine the gold ourselves, find some other entity to mine our properties on our behalf, or sell our rights to mine the gold. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If we assume any operational responsibility for mining on our properties, it is possible that we will be unable to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.
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We are a new company with a short operating history and have only lost money.
We were formed on May 5, 2006. Our operating history consists of starting our preliminary exploration activities. We have no income-producing activities. We have already lost money because of the expenses we have incurred in recruiting personnel, acquiring the rights to explore on our properties, and starting our preliminary exploration activities. Exploring for gold is an inherently speculative activity. There is a strong possibility that we will not find any commercially exploitable gold deposits on our properties. Because we are a gold exploration company, we may never achieve any meaningful revenue.
Our business is subject to extensive environmental regulations which may make exploring for or mining gold prohibitively expensive, and which may change at any time.
All of our operations are subject to extensive environmental regulations which can make exploring for gold expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of our exploring for gold on our properties. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploring for gold. This may adversely affect our financial position, which may cause you to lose your investment. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine any of our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) because we currently have no intention of mining our properties. However, if we change our business plan to include the mining of our properties and assuming that we retain operational responsibility for mining our properties, then such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities may be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws.
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We may be denied the government licenses and permits which we need to explore for gold on our properties. In the event that we discover commercially exploitable gold deposits, we may be denied the additional government licenses and permits which we will need to mine gold on our properties.
Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mineral claims require a permit to be obtained from the United States Bureau of Land Management, which may take several months or longer to grant the requested permit. Depending on the size, location and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian grave yards, threatened or endangered species, archeological sites or the possibility thereof, difficult access, excessive dust and important nearby water resources may all result in the need for additional permits before exploration activities can commence. As with all permitting processes, there is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted at all. Delays in or our inability to obtain necessary permits will result in unanticipated costs, which may result in serious adverse effects upon our business.
The value of our properties is subject to volatility in the price of gold.
Our ability to obtain additional and continuing funding, and our profitability should we ever commence mining operations, will be significantly affected by changes in the market price of gold. Gold prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. Some of these factors include the sale or purchase of gold by central banks and financial institutions; interest rates; currency exchange rates; inflation or deflation; fluctuation in the value of the United States dollar and other currencies; speculation; global and regional supply and demand, including investment, industrial and jewelry demand; and the political and economic conditions of major gold or other mineral-producing countries throughout the world, such as Russia and South Africa. The price of gold or other minerals have fluctuated widely in recent years, and a decline in the price of gold could cause a significant decrease in the value of our properties, limit our ability to raise money, and render continued exploration and development of our properties impracticable. If that happens, then we could lose our rights to our properties and be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon the level of gold prices remaining sufficiently high to make the development of our properties economically viable. You may lose your investment if the price of gold decreases. The greater the decrease in the price of gold, the more likely it is that you will lose money.
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Our property titles may be challenged. We are not insured against any challenges, impairments or defects to our mineral claims or property titles. We have not verified title to all of our properties.
Our properties are predominantly comprised of unpatented lode claims created and maintained in accordance with the U.S. Mining Act of 1872. Unpatented lode claims are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented lode claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Title searches have recently been conducted on our Crescent Valley North, Robinson Creek and Horse Creek properties. The title searches indicate that although our titles to these three properties are defensible, there are potentially conflicting claims which may impair title to certain portions of our claims. The potentially conflicting claims are all located on the periphery of our properties. We do not believe that any potentially conflicting claims on these three properties will interfere with our business plan, as the potentially conflicting claims are all located away from our planned drilling sites and target zones. However, the specific nature and extent of any potential conflicts have not been determined at this time. Our title search has also indicated that a portion of our Crescent Valley North property was patented under the Taylor Grazing Act, which does not grant surface rights. We will need to negotiate a surface use agreement with the surface owner in the event that we wish to explore on this portion of the Crescent Valley North property, which we have no intention of doing at this time. Additionally, we have not conducted a title search on our Indian Creek property. The existence of potentially conflicting claims and use limitations on our properties and the uncertainty resulting from not having a title search on our Indian Creek property leaves us exposed to potential title suits. Defending any challenges to our property titles will be costly, and may divert funds that could otherwise be used for exploration activities and other purposes. In addition, unpatented lode claims are always subject to possible challenges by third parties or contests by the Federal government, which, if successful, may prevent us from exploiting our discovery of commercially extractable gold. Our business may also suffer because of changes or proposed changes to the General Mining Law which may, for example, impose royalties upon gold production from unpatented lode claims located on U.S. federal lands. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our properties. We are not insured against challenges, impairments or defects to our property titles, nor do we intend to carry title insurance in the future. Potential conflicts to our mineral claims are discussed in detail in the section captioned “Description of Property”.
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Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold.
Gold exploration is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.
We may not be able to maintain the infrastructure necessary to conduct exploration activities.
Our exploration activities depend upon adequate infrastructure. Reliable roads, bridges, power sources and water supply are important factors which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.
Our exploration activities may be adversely affected by the local climate, which prevents us from exploring our properties year-round.
The local climate makes it impossible for us to conduct exploration activities on our properties year-round. Because of their rural location and the lack of developed infrastructure in the area, our properties are generally impassible during the muddy season, which lasts roughly from December through May. During this time, it may be difficult or impossible for us to access our properties, make repairs, or otherwise conduct exploration activities on them. Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our properties, or may otherwise prevent us from conducting exploration activities on our properties.
We do not carry any property or casualty insurance and do not intend to carry such insurance in the future.
Our business is subject to a number of risks and hazards generally, including but not limited to adverse environmental conditions, industrial accidents, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to our properties, equipment, infrastructure, personal injury or death, environmental damage, delays, monetary losses and possible legal liability. You could lose all or part of your investment if any such catastrophic event occurs. We do not carry any insurance at this time, nor do we intend to carry property or casualty insurance in the future (except that we will carry all insurance that we are required to by law, such as motor vehicle insurance). Even if we do obtain insurance, it may not cover all of the risks associated with our operations. Insurance against risks such as environmental pollution or other hazards as a result of exploration is generally not available to us or to other companies in our business on acceptable terms. We will not carry title insurance. Should any events against which we are not insured actually occur, we may become subject to substantial losses, costs and liabilities which will adversely affect our financial condition.
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We must make annual lease payments and claim maintenance payments or we will lose our rights to our properties.
We are required under the terms of our property leases to make annual payments to the claim holder, KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, David Mathewson, holds a 50% ownership interest. We are also required to make annual claim maintenance payments to Federal Bureau of Land Management and to the County in which our properties are located in order to maintain our rights to explore and, if warranted, to develop our properties. Our annual claim maintenance payments currently total $69,299. If we fail to meet these obligations, we will lose the right to explore for gold on our properties. Our property leases are described in greater detail in the section captioned “Description of Property”.
We have only three employees, upon whom our business is dependent. We do not carry any key-man insurance.
We currently have only three employees. Our first employee is our President and Chief Geologist, David Mathewson, who started to work for us full time on August 1, 2006. Mr. Mathewson is also a member of our Board of Directors. Our agreement with Mr. Mathewson requires us to make available a cumulative total of $6 million to be used for exploration activities on our properties by April 30, 2009. If we are unable to make these funds available, there is a risk that Mr. Mathewson may resign from his positions. Our business is dependent upon Mr. Mathewson’s continued active involvement, and the loss of Mr. Mathewson’s services would have a significant adverse effect upon our business. Our second employee is John M. Pritchard, our Chief Executive Officer and a Director, who joined us on September 16, 2006. Our third employee is Brion Theriault, a senior field geologist who joined us on September 16, 2006. We anticipate that our business may become dependent upon other key personnel and/or consultants in the future. We do not carry key-man insurance on any of our officers, directors or employees, and do not intend to carry such insurance in the future.
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Some members of our management may not be subject to the jurisdiction of U.S. courts because they are Canadian citizens who reside in Canada.
Some of our officers and directors are Canadian. This may make it difficult for our investors to enforce the judgments of U.S. courts against them. Our stockholders may not be able to effect service of process against our Canadian officers and directors. Canadian courts may not enforce the judgments of U.S. courts against our Canadian officers and directors. Our investors may not be able to proceed in Canadian Courts against these persons. As of the date of this Prospectus, the following are our officers and directors who may not be subject to the jurisdiction of U.S. courts because they are Canadian residents: D. Richard Brown, Ernest M. Cleave, John M. Pritchard and Trevor Michael. You should carefully consider the possibility that you may not be able to sue some of our officers and directors in U.S. courts before deciding whether to purchase shares of our Common Stock.
There is no public market for our securities and they will not be listed on a widely traded market in the foreseeable future.
Following this public offering, we will attempt to have our Common Stock quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. This market is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our Common Stock to be listed on an exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock, and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed.
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The book value of your investment will be significantly diluted because our current stockholders acquired their shares at much lower prices than those in this offering and could be further diluted if our outstanding warrants and options are exercised in the future.
The book value of your investment will be immediately and significantly diluted because the offering price is substantially higher than the amount paid per share of Common Stock by the five initial investors, four of whom are officers and/or directors, and other initial investors. The offering price is also higher than the conversion prices of our outstanding convertible notes that were sold in previous private placements. Our convertible notes automatically convert into shares of Common Stock once our registration statement becomes effective. Because our success is highly dependent upon retaining our management team, we have sold to our management team an aggregate of 9,900,000 Units consisting of an aggregate of 9,900,000 shares of Common Stock plus warrants to purchase an aggregate of 9,900,000 shares of our Common Stock at a price of $1 per share. The total purchase price for these Units was $990, or $.0001 per Unit. We have also granted to John M. Pritchard, our Chief Executive Officer and a Director, an option to purchase 1,500,000 shares of Common Stock at a price of $.25 per share for the first 500,000 shares and a price of $.50 per share for the remaining 1,000,000 shares. We have also granted an option to purchase 100,000 shares of our Common Stock at a price of CAD $.50 per share to a consultant in Canada. If and when the foregoing securities are exercised, the number of outstanding shares of Common Stock will be increased. To the extent that the exercise prices are less than our net tangible book value per share at the time of such exercise, there will be further dilution in the net tangible book value of any shares of Common Stock purchased in this offering. The net tangible book value of your shares of Common Stock may also be diluted in the event that we issue additional shares of Common Stock for any other reason, such as in connection with a secondary offering or a future stock option plan, to the extent that any such offering or option plan has a purchase price per share that is less than the per-share net tangible book value of your Common Stock at that time. The dilution in the book value of our Common Stock is discussed in greater detail in the “Dilution” section of this Prospectus.
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“Penny Stock” rules will initially make buying or selling our Common Stock difficult because the broker-dealers selling our Common Stock will be subject to certain limitations.
Trading in our Common Stock, which is being offered by us at a price of $1.00 per share, is subject to certain regulations adopted by the Securities Exchange Commission, commonly known as the “penny stock” rules and which apply to stocks selling below $5.00 per share. Our shares of Common Stock qualify as “penny stocks” and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional practice requirements on broker-dealers who sell shares of such stocks in the market. “Penny stock” rules govern how broker-dealers can deal with their clients and with “penny stocks.” For sales of our Common Stock, including the sale of any Common Stock by the selling shareholders, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale of stock to you. The additional burdens imposed upon broker-dealers by the “penny stock” rules may discourage broker-dealers from effecting transactions in our Common Stock, which could severely affect its market price and liquidity. This could prevent you from easily reselling your shares and could cause the price of our Common Stock to decline.
We do not plan to pay any dividends in the foreseeable future.
We have never paid a dividend and we are unlikely to pay a dividend in the foreseeable future, if ever. Whether any dividends are distributed in the future, as well as the specific details of any such dividends, will be decided by our Board of Directors based upon a number of factors, including but not limited to our earnings, financial requirements and other conditions prevailing at the time. We may never pay dividends. You should carefully consider this before deciding whether to purchase shares of our Common Stock.
Our principal stockholders have the power to control the Company because they will continue to hold a majority of our outstanding shares of Common Stock after this offering.
Our management, directors and stockholders who each own more than 5% of our outstanding Common Stock, and together will own over 50% of our outstanding shares of Common Stock after the completion of this offering. They have and will continue to have the ability to substantially control our business and affairs and acting together have the power to approve all matters that need to be approved by our stockholders. This includes the election and removal of directors and officers, mergers, consolidations, or the sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the company, impeding a merger, consolidation, takeover or other business combination involving the company, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company. This may adversely affect the value of your investment, and you should carefully consider this concentration of ownership before deciding whether to purchase shares of our Common Stock. After completion of this offering, the stockholders who will own more than 5% of our outstanding shares of Common Stock are: James Berns, Michael Berns, Tamara Brown, David Mathewson and Trevor Michael.
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USE OF PROCEEDS
We will realize gross proceeds of $8,000,000 if our offering of 8,000,000 shares of Common Stock closes. We will not realize any proceeds from the sale of any portion of the 1,097,000 shares of Common Stock that we are registering on behalf of the selling shareholders because the proceeds from the sale of these shares will be paid directly to them, and not to us. The following table sets forth our planned use of proceeds through January 31, 2008, assuming that we will pay no dealer commissions:

Offering Expenses[1]	$225,000

Initial and Second Stage Exploration Costs[2]	1,508,000

Exploration Program Funding
Required by Contract	2,375,000

Estimated Administrative Expenses	400,000

Lease and Claim Maintenance[3]	102,563

Working Capital[4]	3,389,437

Total:	$8,000,000

Notes:
1 Our offering expenses are discussed in greater detail in the section captioned “Other Expenses of Issuance and Distribution.”
2 Reflects total budgeted and projected initial and second stage exploration costs. This figure does not reflect that some initial exploration costs have already been incurred and does not include certain costs associated with our Horse Creek and Indian Creek properties, which have yet to be quantified. This figure does not include the cost of obtaining reclamation bonds.
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3 Total lease payments and claim maintenance costs per year on our existing properties.
4 Our working capital will be reduced to the extent that we pay commissions to dealers on this offering, which cannot exceed a total of $560,000.
FORWARD-LOOKING STATEMENTS
This Prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business”, “Risk Factors”, “Management’s Plan of Operation”, and elsewhere. Any and all statements contained in this Prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may”, “might”, “will”, “would”, “should”, “could”, “project”, “estimate”, “pro-forma”, “predict”, “potential”, “strategy”, “anticipate”, “attempt”, “develop”, “plan”, “help”, “believe”, “continue”, “intend”, “expect”, “future”, and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this Prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to exploration programs, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, (iv) the assumptions underlying or relating to any statement described in points (i), (ii), or (iii) above.
The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, our inability to expand our business, government regulations, lack of diversification, volatility in the price of gold, increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this Prospectus appears in the section captioned “Risk Factors” and elsewhere in this Prospectus.
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Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this Prospectus to reflect any new information or future events or circumstances or otherwise.
Readers should read this Prospectus in conjunction with the discussion under the caption “Risk Factors”, our financial statements and the related notes thereto in this Prospectus, and other documents which we may file from time to time with the Securities and Exchange Commission.
DETERMINATION OF OFFERING PRICE
There is no market for the shares of Common Stock being registered. As a result, the offering price and other terms and conditions relative to the shares of Common Stock being offered in this Prospectus have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares. Among the factors that we considered in determining the offering price were: valuations of publicly held junior exploration companies; our gold exploration team; our current mineral prospects; our lack of an operating history; the proceeds we want to raise in this offering; the amount of capital to be contributed in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our contractual requirements. For purposes of calculating the registration fee, we have assumed that the sale price of the 1,097,000 shares of Common Stock that we are registering on behalf of the selling shareholders will also be $1.00 per share. The actual price at which any of these shares are sold may be higher or lower than that amount depending upon market conditions. There is also a significant possibility that these shares may not be saleable at any price due to the lack of a public market and other factors.
DILUTION
You will suffer an immediate and substantial dilution in the net tangible book value per share of Common Stock upon purchase. Dilution is the difference between the public offering price of $1.00 per share of Common Stock and the net book value per share of Common Stock. Our net book value per share is determined by subtracting total liabilities from total tangible assets and dividing the difference by the number of shares of Common Stock deemed to be outstanding.
Immediately prior to this offering, we had a total of 39,450,000 shares of Common Stock issued and outstanding, consisting of 23,900,000 shares held by our founders, 6,000,000 shares held by David Mathewson, 1,500,000 shares held by Brion Theriault and 8,050,000 shares held by a limited number of investors who purchased their shares shortly after we were formed.
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Upon the effective date of this registration statement, we will have a total of 44,276,800 shares of Common Stock outstanding, consisting of these foregoing 39,450,000 shares plus 2,259,400 shares issuable upon the automatic conversion of our outstanding $.50 convertible notes with interest paid in additional shares, and 2,567,400 shares issuable upon the automatic conversion of our outstanding $.25 convertible notes with interest paid in additional shares (our convertible notes automatically convert into shares of Common Stock upon the effective date of this registration statement). Our net tangible book value per share of Common Stock as of the effective date of this offering will be approximately $.02. This figure does not take into account the shares of Common Stock to be sold in this offering or any shares of Common Stock issuable upon the exercise of our outstanding warrants or stock options or upon the exercise of any warrants that may be issued to dealers as compensation to the extent that they participate in this offering.
Without taking into account any further adjustments in our net tangible book value other than to give effect to the sale of the 8,000,000 shares of Common Stock being offered in this Prospectus, after the deduction of offering expenses, our pro forma net tangible book value after the effective date of this offering will be approximately $8,591,377, or approximately $.16 per share of Common Stock. This represents an increase in net tangible book value to existing shareholders of approximately $.14 per share and a dilution of approximately 84% for new investors.
The following table compares the differences between your investment in our shares of Common Stock with the investment of our existing shareholders, taking into account the automatic conversion of our outstanding convertible notes into shares of Common Stock upon the effective date of this registration statement:

Public Offering Price Per Share:	$1.00

Net Tangible Book Value Per Share Before Offering Closes
and After Conversion of Notes:[1]	$.02

Pro Forma Net Tangible Book Value Per Share After Offering:	$.16

Increase Per Share Attributable to New Investors:	$.14

Amount of Dilution Per Share to New Investors:	$.84

Percentage Dilution Per Share to New Investors:	84%

Note:
1 This does not take into account any decrease in net tangible book value subsequent to December 31, 2006 attributable to our continuing losses from operations or to the cash increase after December 31, 2006 from the conversion of our convertible notes.
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SELLING SECURITY HOLDERS
We are registering 1,097,000 shares of Common Stock on behalf of the persons who purchased our convertible notes. This amount corresponds to 25% of the number of shares into which the principal amount of our outstanding convertible notes owned by such selling shareholders converts automatically upon the effective date of this registration statement.
None of the selling shareholders has had any material relationship with us or with any of our officers or directors within the past three years, except that one of the selling shareholders (Philip Mathewson) is the brother and another of the selling shareholders (Donald E. Shipley) is the brother-in-law of our President and Chief Geologist, David Mathewson.
The pertinent information regarding the holders of our convertible notes is set forth in the following table:

Registered Name of Noteholder	Number of Shares into which Note Principal Amount plus Interest is Convertible[1]	Number of Shares into which Note Principal Amount is Convertible	Number of Shares to be Registered[2]	Number of Shares Owned After Offering is Complete[1,3]	Percentage of Class Owned After Offering is Complete[1,3,4]

Tahir Akbar	110,000	100,000	25,000	85,000	< 1%

Axxion S.A. Stabilitas Growth – Small Cap	275,000	250,000	62,500	212,500	< 1%

Gary Bartholomew	110,000	100,000	25,000	85,000	< 1%

Georges Berberat	66,000	60,000	15,000	51,000	< 1%

Dr. Ralph Blatt	77,000	70,000	17,500	59,500	< 1%

Mike Campbell	220,000	200,000	50,000	170,000	< 1%

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W.J. Clough	44,000	40,000	10,000	34,000	< 1%

Pascal Cochez	77,000	70,000	17,500	59,500	< 1%

Jasper de Raadt	66,000	60,000	15,000	51,000	< 1%

Jacques Delque	44,000	40,000	10,000	34,000	< 1%

Ecosol Natural Resources Fund Ltd.	550,000	500,000	125,000	425,000	< 1%

Khaled Esbaitah	110,000	100,000	25,000	85,000	< 1%

Bruce Ford	55,000	50,000	12,500	42,500	< 1%

Goldman Family Revocable Trust U/A 7-22-80	44,000	40,000	10,000	34,000	< 1%

Rene Grelat	44,000	40,000	10,000	34,000	< 1%

G. Gut	44,000	40,000	10,000	34,000	< 1%

Jeffrey S. Hook	165,000	150,000	37,500	127,500	< 1%

Richard Joye	132,000	120,000	30,000	102,000	< 1%

James J. Kelly	55,000	50,000	12,500	42,500	< 1%

Daniel Klein	33,000	30,000	7,500	25,500	< 1%

Louis Klein	55,000	50,000	12,500	42,500	< 1%

Roger Levine	110,000	100,000	25,000	85,000	< 1%

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Robert Lichtenstein	15,400	14,000	3,500	11,900	< 1%

Mazen Madooh	110,000	100,000	25,000	85,000	< 1%

Kenneth G. and Linda Kaye Main	4,400	4,000	1,000	3,400	< 1%

Alan Maksymak (deris Spenser)	44,000	40,000	10,000	34,000	< 1%

Laurent Martine-Rouaix	22,000	20,000	5,000	17,000	< 1%

Philip Mathewson[5]	110,000	100,000	25,000	85,000	< 1%

Lynette McCullough	110,000	100,000	25,000	85,000	< 1%

Shari A. Mirkin	110,000	100,000	25,000	85,000	< 1%

Francis O’Hara	110,000	100,000	25,000	85,000	< 1%

Gonzolo Ojeda	110,000	100,000	25,000	85,000	< 1%

Robert Race	33,000	30,000	7,500	25,500	< 1%

Francois L. Rahm	22,000	20,000	5,000	17,000	< 1%

Tiziano Romangnoli	220,000	200,000	50,000	170,000	< 1%

Harry Roz	11,000	10,000	2,500	8,500	< 1%

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Tal Schibler	33,000	30,000	7,500	25,500	< 1%

David Schwedel	220,000	200,000	50,000	170,000	< 1%

Shelley Shifman	44,000	40,000	10,000	34,000	< 1%

Donald E. Shipley[6]	55,000	50,000	12,500	42,500	< 1%

Stephen Simms	22,000	20,000	5,000	17,000	< 1%

Leo Spellman	66,000	60,000	15,000	51,000	< 1%

Theodore Swindells	165,000	150.000	37,500	127,500	< 1%

Swissfirst Bank AG	550,000	500,000	125,000	425,000	< 1%

Eli Szamosi	11,000	10,000	2,500	8,500	< 1%

William Washington	33,000	30,000	7,500	25,500	< 1%

Widder Family Limited
Partnership	55,000	50,000	12,500	42,500	< 1%

Mark Youngman	55,000	50,000	12,500	42,500	< 1%

Total:	4,826,800	4,388,000	1,097,000[7]	3,729,800	7.13%

Notes:
1 Pursuant to the terms of these notes, we have the option to pay interest due in shares of Common Stock, which we intend to do.
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2 We are registering 25% of the number of shares of Common Stock into which the principal amount of our convertible notes will automatically convert upon the effective date of this registration statement.
3 Assumes that each selling shareholder sells all of the shares of Common Stock that we are registering on their behalf. If the selling shareholder does not sell all of the shares of Common Stock that we are registering on their behalf, then these figures will be different depending upon how many of their shares each selling shareholder sells.
4 These percentages are based upon a total of 52,276,800 shares of Common Stock outstanding, consisting of 39,450,000 shares outstanding immediately prior to this offering, plus 2,259,400 shares issuable upon the automatic conversion of our outstanding $.50 convertible notes with interest paid in additional shares, plus 2,567,400 shares issuable upon the automatic conversion of our outstanding $.25 convertible notes with interest paid in additional shares, plus 8,000,000 shares being offered by us in this Prospectus. As described in greater detail in the section captioned “Plan of Distribution”, the 1,097,000 shares of Common Stock that we are registering on behalf of the selling shareholders will not be permitted to be sold unless our offering of 8,000,000 shares of Common Stock closes. These percentages further assume that the selling shareholders sell all of the shares that we are registering on their behalf; the percentages will be higher if they sell less than all of the shares that we are registering on their behalf. Even if the selling shareholders do not sell any of the shares that we are registering on their behalf, the percentage of our outstanding shares of Common Stock that is owned by each of these owners will still be less than 1%, except that Ecosol Natural Resources Fund Ltd. and Swissfirst Bank AG will each own approximately 1.05% of our outstanding shares of Common Stock. If none of the selling shareholders sell any of the shares that we are registering on their behalf, then the aggregate percentage of our outstanding shares of Common Stock owned by them will be approximately 9.23%.
5 This person is the brother of David Mathewson, our President and Chief Geologist.
6 This person is the brother-in-law of David Mathewson, our President and Chief Geologist.
7 The shares that we are registering on behalf of the selling shareholders will constitute approximately 2.1% of our total number of outstanding shares of Common Stock, based upon the assumptions set forth in Note 4 above.
PLAN OF DISTRIBUTION
We are registering a total of 9,097,000 shares of Common Stock for sale to the public. 8,000,000 shares of Common Stock are being offered by us. 1,097,000 shares of Common Stock are being registered on behalf of certain selling shareholders and can be sold by them from time to time after we close on our offering.
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8,000,000 Shares of Common Stock Offered by Us
We are offering 8,000,000 shares of Common Stock to the public at a price of $1.00 per share. The offering price was arbitrarily determined by us. This offering is made by us on a best efforts, all-or-none basis. This offering will be terminated if we do not sell all 8,000,000 shares of Common Stock within sixty days following the effective date of this registration statement, unless the offering period is extended by us for up to an additional thirty days. This offering will be terminated if all 8,000,000 shares of Common Stock are not sold by the end of the extension.
Subscribers who have already tendered funds will be informed by mail in the event that we extend the offering period for up to an additional thirty days as described above. Notice may be sent by us and/or our escrow agent, and may be posted from the United States and/or Canada.
Our officers and directors will not be permitted to purchase shares of our Common Stock in this offering. All of our officers and directors have represented to us in writing that neither they nor any members of their families will purchase any shares of our Common Stock in this offering.
All proceeds from the sale of Common Stock in this offering will be held in escrow until either (i) all 8,000,000 shares of Common Stock are sold, or (ii) sixty days following the effective date of this registration statement, if all 8,000,000 shares of Common Stock are not sold and this offering is not extended by us for up to an additional thirty days. If we sell all 8,000,000 shares of Common Stock within sixty days following the effective date of this registration statement, or any extension thereof, then the proceeds of this offering will be released from escrow and we will have the immediate use of these funds, from which we will deduct fees, broker commissions (if any) and the offering expenses which have not yet been paid. If we do not sell all 8,000,000 shares of Common Stock within sixty days following the effective date of this registration statement or any extension thereof, then this offering will expire and all funds in escrow will be promptly returned to the subscribers without interest and without deduction.
D. Richard Brown, our Secretary and Chairman of the Board of Directors, and Trevor Michael, our Treasurer and a Director, may offer shares of our Common Stock on our behalf to (i) foreign nationals outside of the United States, and (ii) U.S. citizens resident outside the United States. No selling efforts will be directed against identifiable groups of U.S. citizens resident abroad. All solicitation and selling transactions by Mr. Brown and Mr. Michael will occur outside of the United States and will be done in their capacities as partners in Osprey Capital Partners, a Canadian investment bank, and not in their capacities as our officers and directors; our relationship with Osprey is discussed in the section captioned “Certain Relationships and Related Transactions” and elsewhere in this Prospectus. We will not pay Mr. Brown, Mr. Michael or Osprey Capital Partners a commission or any other consideration for their solicitation and sales activities. However, to the extent our consulting agreement with 2120315 Ontario Inc., an entity controlled by Mr. Michael, continues past the effective date of this Prospectus, our future contractual payments to that company in the amount of CAD $10,000 per month could be deemed as being consideration for solicitation and sales activities.
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We may sell some or all of our Common Stock in this offering through members of the NASD or through foreign dealers, who will all receive a 7% cash commission as well as warrants to purchase a number of shares of our Common Stock equal to 7% of their sales that are accepted by us. These warrants will be exercisable for two years following the effective date of this registration statement at a price of $1.00 per share. Foreign dealers can offer securities only to non-U.S. citizens. Persons receiving any commissions outlined in this paragraph may be considered “underwriters” within the meaning of Section 2(11) of the Securities Act, and the NASD members will be subject to the Prospectus delivery requirements thereunder. We are requiring foreign dealers, if any, to comply with these Prospectus delivery requirements as well.
1,097,000 Shares of Common Stock Registered on Behalf of our Noteholders
We are also registering a total of 1,097,000 shares of Common Stock on behalf of the current owners of our convertible notes. These notes automatically convert into shares of Common Stock upon the effective date of this registration statement. The shares that we are registering constitute 25% of the shares of Common Stock into which these notes convert. This Prospectus will remain effective for 90 days with respect to the selling shareholders.
Until our shares of Common Stock become quoted on the OTC Bulletin Board or listed on a stock exchange, the selling shareholders will sell their shares at a maximum price of $1.00 per share. The selling shareholders may be deemed to be underwriters of the shares that they are offering. If our Common Stock becomes quoted on the OTC Bulletin Board or traded on a stock exchange, then the selling shareholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares in private transactions or on any stock exchange, market or trading facility on which our shares of Common Stock are traded. These sales may be at fixed or negotiated prices. The selling shareholders may use any combination of the following methods when selling their shares:
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•	ordinary brokerage transactions and transactions in which a broker-dealer solicits the purchaser;
•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share;
•	through the writing of options on the shares;
•	any other method permitted by law.
The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.
The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or in derivatives of our securities and may sell or deliver shares in connection with these trades.
The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the market price at the time of the sale. The selling shareholders cannot assure that all or any of the shares offered in this Prospectus will be sold by the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
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If a selling shareholder notifies us that they have a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this is a part, and file a supplement to describe the agreements between the selling shareholder and the broker-dealer.
* * *
In order to comply with the securities laws of some states and foreign jurisdictions, if applicable, our Common Stock may be sold in these states and foreign jurisdictions only through registered or licensed dealers. In addition, in some states and foreign jurisdictions our Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We are required to pay all fees and expenses incident to the registration of the Common Stock in applicable states or foreign jurisdictions, which we estimate to be an aggregate of $15,000.
LEGAL PROCEEDINGS
We are not a party to any pending litigation and, to the best of our knowledge, no litigation is threatened or anticipated.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
Directors and Executive Officers
Each of our Directors is elected by the stockholders for a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the Board of Directors and serves at its pleasure. Executive Officers are chosen by the Board of Directors and serve at its pleasure, with the exception of John M. Pritchard and David Mathewson, who have contracts of employment discussed elsewhere in this Prospectus.
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Name	Age	Position	Date Named to Board of Directors

John M. Pritchard	44	Chief Executive Officer and Director	October 2, 2006

David Mathewson	62	President ,Chief Geologist and Director	October 2, 2006

D. Richard Brown[1]	49	Secretary and Chairman of the Board of Directors	May 6, 2006

Trevor Michael	38	Treasurer and Director	May 6, 2006

James Berns[2]	54	Director	May 6, 2006

Michael Berns[3]	56	Director	May 6, 2006

Ernest M. Cleave	37	Chief Financial Officer and Controller	n/a

Notes:
1 Mr. Brown served as our Assistant Secretary from May 8, 2006 through October 27, 2006.
2 Mr. James Berns served as our Secretary from May 8, 2006 through October 27, 2006.
3 Mr. Michael Berns served as our President from May 8, 2006 through August 1, 2006.
* * *
The principal occupation and business experience during the past five years for each of our current officers and directors is as follows:
John M. Pritchard, Chief Executive Officer and Director. Mr. Pritchard has been our Chief Executive Officer since September 16, 2006. Between September 2005 and September 2006, Mr. Pritchard was President of Capital Associates, a closely held Canadian investment and holding company. Between August 2004 and September 2005, he was Executive Vice President of Corporate Development at Athlone Bancorp, a Canadian company, where his responsibilities included the development and marketing of investment products and overseeing corporate acquisitions. Between October 2001 and August 2004, Mr. Pritchard was Executive Vice President of National Sales and Marketing at Augen Capital Corp., a Canadian corporation, where his responsibilities included the sale and marketing of flow-through limited partnerships.
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David Mathewson, President, Chief Geologist and Director. Mr. Matheson has been our President and Chief Geologist since August 1, 2006. Mr. Mathewson has almost twenty years of hands-on gold exploration experience in the Carlin gold trend. Between June 2002 and June 2006, Mr. Matheson was the Vice President of Exploration for Tone Resources, Ltd., a Canadian corporation, where he managed that company’s gold exploration program (Mr. Mathewson remained a Director of Tone Resources until his resignation on March 23, 2007). Between May 2001 and June 2002, Mr. Mathewson staked claims and evaluated business opportunities both as an individual and through his 50%-owned company, KM Exploration, Ltd. Between January 1995 and May 2001, he was the Regional Manager of Exploration for Newmont Mining Company, where he was responsible for managing that company’s exploration activities in the Great Basin and Carlin gold trends. Prior to that, he was engaged as Newmont Mining Company’s Senior Exploration Geologist from April 1989 through December 1995.
Ernest M. Cleave, Chief Financial Officer and Controller. Mr. Cleave has been our Chief Financial Officer on a part-time basis (twenty hours per month) since November 9, 2006. Mr. Cleave is concurrently the Managing Partner of Lannick Consulting, a financial advisory firm in Toronto, Canada. Since January 2006, Mr. Cleave has been the Chief Financial Officer of Grandview Gold Inc., an Ontario corporation, where he is responsible for that company's financial reporting oversight and internal compliance and control. Mr. Cleave intends to continue in his capacity as Chief Financial Officer for Grandview Gold for the foreseeable future, in addition to his responsibilities for our company. Between December 2001 and August 2005, Mr. Cleave was the Director of Corporate Planning and Treasurer of Goldcorp Inc., a Canadian gold mining company, where he was responsible for internal auditing, corporate planning, forecasting, budgeting and financial analysis.
Trevor Michael, Treasurer and Director. Mr. Michael has been involved with us on almost a full time basis since we started. Since June 2005 through the present, he has been a partner at Osprey Capital Partners, an investment banking and venture capital company in Toronto, Canada, where his responsibilities include assisting companies in raising capital and acquiring and divesting businesses. Between November 2006 and March 2007, Mr. Michael was also a Director and the interim Chief Executive Officer of C3 Resources Inc., which is a startup junior mineral exploration company. From January 2000 to October 2005 he acted as an independent consultant for a number of asset management firms in Connecticut and public companies in Canada. His focus was on raising capital, structuring transactions and business development. Previously he held senior asset management roles at CIBC World Markets, Lehman Brothers and Graham Capital Management.
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D. Richard Brown, Secretary and Chairman of the Board of Directors. Mr. Brown has been involved with us since we started. Since November 2001, he has been a partner at Osprey Capital Partners, an investment banking and venture capital company in Toronto, Canada. Prior to joining Osprey, Mr. Brown spent three years as chief financial officer of a Canadian high-tech company where he was responsible for all financial aspects, including fund raising, bank facilities, mergers and acquisitions and the development of the company’s business strategy. Prior to that, Mr. Brown spent ten years with the Bank of Nova Scotia and Scotia Capital Markets in New York. He began this period as a corporate lending officer. After four years in the corporate lending group, Mr. Brown moved to Scotia’s investment bank, where he became head of investment grade fixed income origination, focusing primarily on foreign issuers accessing the U.S. capital markets. Between November 2006 and March 2007, Mr. Brown was a Director and the interim Chief Financial Officer of C3 Resources Inc. Since May 2003, Mr. Brown has also been a director of Grandview Gold Inc.
James Berns, Director. Mr. James Berns has been involved with us since we started. Since 1981, he has been a partner at the law firm of Berns & Berns, New York, New York, where his practice is in corporate and securities law.
Michael Berns, Director. Mr. Michael Berns has been involved with us since we started. Since 1981, he has been a partner at the law firm of Berns & Berns, New York, New York, where his practice is in corporate and securities law. Since May 2004, Mr. Berns has also been a director of Golden Odyssey Mining Inc., a gold exploration company. Mr. Berns is also Golden Odyssey Mining's Chairman of the Board of Directors and the Chairman of its Audit Committee. Mr. Berns intends to continue in those capacities for the foreseeable future.
Significant Employees
Our only significant employee who is not an executive officer but who is expected to make a significant contribution to our business is Brion Theriault, a senior field geologist. Mr. Theriault started working for us on September 16, 2006. From June 2003 through September 2006, Mr. Theriault was a Senior Mine Geologist for Queenstake Resources USA, Inc., Denver, Colorado, where he was responsible for planning and managing that company’s drilling program. Between December 2000 and June 2003, Mr. Theriault was a Mine Geologist for Anglogold Jerritt Canyon Corp., Elko, Nevada, where he was responsible for planning and supervising that company’s drilling program.
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Our only employees other than Mr. Theriault are (i) our President and Chief Geologist, David Mathewson, and (ii) our Chief Executive Officer, Mr. John M. Pritchard. Our Chief Financial Officer and Controller, Ernest M. Cleave, works for us on a part-time, consulting basis (twenty hours per month). We intend to hire independent geologists, engineers and excavation subcontractors on an as-needed basis. We have not entered into any negotiations or contracts with any of them. We do not intend to initiate negotiations or hire any additional personnel until we receive the proceeds from this offering.
Family Relationships
James Berns (Director) and Michael Berns (Director) are brothers. D. Richard Brown (Secretary and Chairman of the Board of Directors) and Tamara Brown (founder and beneficial owner of 4,300,000 shares of Common Stock) are married.
Involvement in Certain Legal Proceedings
During the past five years, none of our officers or directors has been:
•	a general partner or executive officer of any business against which any bankruptcy petition was filed, whether at the time of the bankruptcy or two years prior to that time;
•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or
•	found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
Committees
We have no Board of Directors’ committees at this time.
Audit Committee Financial Expert
We have no separate audit committee at this time. The entire Board of Directors shall oversee our audits and auditing procedures.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables sets forth certain information regarding the shares of our Common Stock that are beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) by each of our directors and officers, and (iii) by all of our directors and officers in the aggregate. Our only class of voting securities is the Common Stock. To the best of our knowledge, each of the persons named in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement.
There are no securities, options or warrants exercisable within sixty days, and which if exercised, would result in the holder becoming the beneficial owner of 5% or more of our Common Stock. However, certain of our shareholders who are already beneficial owners of 5% or more of our Common Stock hold warrants, which, if exercised, would increase their share ownership. The table below shows such persons’ share ownership as if such warrants were exercised.
Stock Ownership Table
The Table below reflects the percentage of class ownership of our officers, directors, significant employees and persons owning more than 5% of our outstanding Common Stock. The table lists these persons’ percentage ownership immediately prior to the effective date of this registration statement, and as of the effective date of this registration statement. We are listing their percentage ownership as of the effective date of this registration statement in order to reflect the conversion of our outstanding convertible notes, which automatically convert into shares of Common Stock once this registration statement is declared effective.
The percentage ownership immediately prior to the effective date of this registration statement is based upon 50,014,109 shares of Common Stock being deemed issued and outstanding. This number consists of 39,450,000 shares of Common Stock actually being outstanding immediately prior to the effective date of this registration statement, plus 9,900,000 shares of Common Stock into which our outstanding warrants are immediately exercisable, plus 664,109 shares of Common Stock into which our outstanding stock options are exercisable 60 days following the date of this Prospectus, which for purposes of this paragraph is assumed to be March 15, 2007. This date was chosen for ease of calculation, because our outstanding stock options began vesting on September 15, 2006. Making these calculations using the actual date of this Prospectus would not materially change this table.
The percentage ownership as of the effective date of this registration statement is based upon 62,840,909 shares of Common Stock being deemed issued and outstanding. This number consists of 50,014,109 shares of Common Stock as calculated in the foregoing paragraph, plus the 8,000,000 shares of Common Stock offered in this registration statement, plus 4,388,000 shares of Common Stock into which the principal amount of our outstanding convertible notes automatically converts on the effective date of this registration statement, plus 438,800 shares of Common Stock payable as interest upon conversion of these notes.
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Title of Class: Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percentage of Class Immediately Prior to the Effective Date[2]	Percentage of Class as of the Effective Date[2]

Trevor Michael 36 Blue Jays Way, Suite 1110 Toronto, ON, Canada M5V 3T3	11,225,000[3]	22.44%	17.86%

Michael Berns 126 Elk Avenue New Rochelle, NY 10804	8,566,666[4]	17.13%	13.63%

Tamara Brown 83 Hillsdale Avenue West Toronto, ON, Canada M5P 1G2	6,600,000[5]	13.20%	10.50%

David Mathewson 1265 Mesa Drive Fernley, NV 89408	6,000,000	12.00%	9.55%

James Berns 37 Orchard Hill Road Westport, CT 06880	4,283,334[6]	8.56%	6.82%

D. Richard Brown 83 Hillsdale Avenue West Toronto, ON, Canada M5P 1G2	3,125,000[7]	6.25%	4.97%

Edward Fitzpatrick Mittledorf 12 Vaduz, Liechtenstein	2,500,000	5.00%	3.98%

Brion Theriault[8] 972 Blue Jay Drive Spring Creek, NV 89815	1,500,000	3.00%	2.39%

John M. Pritchard A3-142 Pears Avenue Toronto, ON, Canada M5R 1T2	564,109[9]	1.13%	0.90%

All directors and officers in the aggregate	33,764,109	67.51%	53.73%

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Notes:
1 All named parties have, to our knowledge, sole investment and voting control of the shares set forth in this table.
2 Percentages are rounded.
3 Includes 3,330,000 shares of Common Stock which Mr. Michael will acquire upon the exercise of his warrants, which are immediately exercisable.
4 Includes 2,200,000 shares of Common Stock which Mr. Michael Berns will acquire upon the exercise of his warrants, which are immediately exercisable.
5 Includes 2,300,000 shares of Common Stock which Mrs. Brown will acquire upon the exercise of her warrants, which are immediately exercisable.
6 Includes 1,100,000 shares of Common Stock which Mr. James Berns will acquire upon the exercise of his warrants, which are immediately exercisable.
7 Includes 1,000,000 shares of Common Stock which Mr. Brown will acquire upon the exercise of his warrants, which are immediately exercisable. Excludes 4,300,000 shares owned by his wife and as to which he disclaims any beneficial interest.
8 Mr. Theriault is our Senior Field Geologist. He is a key employee but is not an officer or director. His shares are not included in the total group shareholdings of our officers and directors.
9 Consists entirely of shares which Mr. Pritchard will acquire upon the exercise of his vested stock options if he exercises them within 60 days following March 15, 2007. Mr. Pritchard received an option to purchase 1,500,000 shares of our Common Stock on September 15, 2006. Mr. Pritchard's option vested with respect to 300,000 shares on September 15, 2006. Thereafter, Mr. Pritchard's option vests at a rate of an additional 1,095.89 shares per day. Mr. Pritchard's option to purchase 1,500,000 shares of Common Stock will be completely vested and fully exercisable on September 14, 2009.
* * *
DESCRIPTION OF SECURITIES
Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, par value $.000001 per share. In all matters properly submitted to the stockholders for their vote, each record holder of Common Stock is entitled to one vote for each share of Common Stock. Cumulative voting for the election of directors is not permitted by the Certificate of Incorporation.
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Holders of issued and outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of our outstanding shares of Common Stock have no preemptive, conversion or redemptive rights, with the exception of David Mathewson.
Mr. Mathewson has a non-assignable right to purchase from us on April 30, 2009 (or such earlier date that we comply with our contractual obligation to fund our exploration program in the total amount of at least $6,000,000), at a price of $.0001 per share, that number of shares of Common Stock necessary to raise his ownership to 15% of our then-total outstanding Common Stock. If Mr. Mathewson shall beneficially own more than 15% of our outstanding Common Stock as of April 30, 2009 or an earlier date on which we will have complied with our exploration program funding obligation, then that number of Mr. Mathewson’s shares of Common Stock necessary to reduce his beneficial ownership to 15% of our then-outstanding Common Stock shall be deemed automatically cancelled to reduce his percentage ownership to 15%. For purposes of calculating Mr. Mathewson’s percentage ownership under this paragraph: (i) Mr. Mathewson shall be deemed to own 7,500,000 shares of Common Stock as of the time of such calculation, which includes the 1,500,000 shares of Common Stock that he assigned to Brion Theriault to have him join us as a Senior Field Geologist, and (ii) any shares which we shall have issued in connection with the acquisition of either mineral interests or entities which own rights to mineral interests will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation.
All of the issued and outstanding shares of Common Stock being offered hereby will, when sold, be duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our Common Stock will be issued in the future, the relative percentage interest of our then-existing stockholders will be diluted.
There are no provisions in our By-laws that would delay, defer or prevent a change of control of the company.
Business Combinations with Interested Stockholders
We are subject to Section 203 of the Delaware General Corporation Law which, subject to various exceptions, prohibits us from engaging in any business combination with any interested stockholder. An interested stockholder is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s voting stock, for a period of three years following the time that the person or entity became an interested stockholder, unless:
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•	prior to such time, our Board of Directors approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder; or
•	upon the consummation of the transaction that resulted in the person or entity becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares of voting stock owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines “business combination” to include any merger or consolidation involving the corporation and the interested stockholder; any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation; subject to exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation
INTEREST OF NAMED EXPERTS AND COUNSEL
Not applicable.
COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Under our Certificate of Incorporation and the relevant provisions of the Delaware General Corporation Law, our directors will have no personal liability to us or to our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision will generally absolve directors of personal liability for negligence, including gross negligence, in the performance of their duties. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duty as a director, except in very limited circumstances such as in the case of intentional misconduct, breach of loyalty, or where the director receives an improper personal benefit. Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
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ORGANIZATION WITHIN LAST FIVE YEARS
Our founders (also deemed “promoters” under the Securities Act) are Trevor Michael, James Berns, Michael Berns, D. Richard Brown and his wife Tamara Brown. All of our founders except for Tamara Brown are also members of our Board of Directors. The table below sets forth the nature and amount of anything of value received by each of the founders from us, and what we received from them as payment in return. Each of our founders purchased shares of Common Stock and Units. Each Unit consists of one share of Common Stock, and a warrant to purchase one share of Common Stock for $1.00, expiring on May 8, 2009. To date, none of the warrants have been exercised.

Name	Number of Units sold to Founder	Amount Paid for Units	Number of Shares of Common Stock sold to Founder	Amount Paid for Shares of Common Stock

Trevor Michael	3,300,000	$330	3,125,000	$312.50

D. Richard Brown	1,000,000	$100	1,125,000	$112.50

Tamara Brown	2,300,000	$230	2,000,000	$200

James Berns	1,100,000	$110	2,083,334	$207

Michael Berns	2,200,000	$220	4,166,666	$418

Total:	9,900,000	$990	12,500,000	$1,250

The price for each Unit sold to the founders was $.0001. The price per share of Common Stock sold to the founders was also $.0001. These prices were arbitrarily determined by the founders.
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DESCRIPTION OF BUSINESS
Overview
We are a Delaware corporation formed on May 5, 2006 to engage in the highly speculative business of exploring for gold. We have entered into lease agreements on three separate properties and have staked another property located in Nevada, for a total of four properties, and commenced initial exploration activities in August 2006. Our current plan is to explore for gold at each of our properties and to determine if they contain gold deposits which can be mined at a profit. None of these properties are known to contain a gold deposit which can be profitably mined. We also plan to acquire future exploration prospects, but have not identified any specific future prospects at this time. Our exploration staff consists of our President and Chief Geologist, David Mathewson, and our Senior Field Geologist, Mr. Brion Theriault. We plan to engage independent engineers, contractors and consultants on an as-needed basis. We cannot assure you that a commercially exploitable gold deposit will be found on any of our properties.
In Nevada, there are five property categories that can be available for exploration and eventual development and mining: public lands, private fee lands, unpatented mining claims, patented mining claims, and tribal lands. Our properties consist of unpatented mining claims on federal lands. The primary sources of land for exploration and mining activities are land owned by the United States federal government through the Bureau of Land Management and the United States Forest Service, land owned by state governments, tribal governments and individuals, or land obtained from entities which currently hold title to or lease government or private lands.
We currently have rights to explore for gold on four properties, three of which we lease from KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, David Mathewson, has a 50% ownership interest. We acquired the right to explore on our fourth property by staking. Our properties were selected by Mr. Mathewson. The properties are referred to as “Crescent Valley North”, “Robinson Creek”, “Horse Creek” and “Indian Creek”. KM Exploration acquired its rights to the Crescent Valley North, Robinson Creek and Horse Creek properties from the Federal Bureau of Land Management by staking. We acquired our rights to Indian Creek from the Federal Bureau of Land Management by staking in our name. More details about our properties may be found in the section captioned “Description of Property.” Below is a map indicating the location of our properties in Nevada.

Carlin Trend
Independence - Eureka Trend
Rabbit Creek Trend
Battle Mountain - Eureka Trend
Twin Creeks
Midas
Getchell
Pinson
Jerritt Canyon
Burns Basin
Dee
Bootstrap
Meikle
Preble
Blue Star
Betze-Post
Genesis
West Leeville
Carlin
Gold Quarry
Crowfoot-Lewis
Lone Tree
Rain/Emigrant Springs
Mule Canyon
Crescent Valley North
Florida Canyon
Battle Mtn Complex
Robinson Creek
Standard
McCoy/Cove
Indian Creek
Pipeline
Cortez
Horse Creek
Relief Canyon
Tonkin Springs
Gold Pick/Stone
Alligator Ridge
Gold Bar
Ruby Hill Mine
Quito
Windfall
Ratto Canyon
Taylor
Denton-Rawhide
Northumberland
Round Mountain
Santa Fe
Atlanta
N
W
E
S
0 50 miles
0 80 Kilometers
Sterling
Gold Run Inc. Project Locations
Major mines in Nevada
Major Gold Trends in Nevada
MAP #1

Although mineral exploration is a time consuming and expensive process with no assurance of success, the process is straightforward. We first acquire the rights to explore for gold. We then explore for gold by examining the soil, the rocks on the surface, and by drilling into the ground to retrieve underground rock samples, which can then be analyzed for their mineral content. This exploration activity is undertaken in phases, with each successive phase built upon the information previously gained in prior phases. If our exploration program discovers what appears to be an area which may be able to be profitably mined for gold, we will focus most of our activities on determining whether that is feasible, including further delineation of the location, size and economic feasibility of any such potential ore body.
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In the event that we discover gold deposits on our properties which can be mined at a profit, we will need to raise substantial additional financing in order for the deposits to be developed. In such event, we may seek to enter into a joint-venture agreement with another entity in order to mine our properties or enter into other arrangements. Any gold that is mined from our properties will be refined and eventually sold on the open market to dealers.
Competition
We compete with other exploration companies, many of which possess greater financial resources and technical abilities than we do. Our main areas of competition are acquiring exploration rights and engaging qualified personnel. The gold exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have probably established more strategic partnerships and relationships and have greater financial accessibility than we do.
There is significant competition for properties suitable for gold exploration. As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable.
In the event that gold is produced from our properties, we believe that wholesale purchasers for the gold would be readily available. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. Among the largest are Handy & Harman, Engelhard Industries and Johnson Matthey, Ltd. Historically, these markets are liquid and volatile. Wholesale purchase prices for precious metals can be affected by a number of factors, all of which are beyond our control, including but not limited to:
•	fluctuation in the supply of, demand and market price for gold;
•	mining activities of others;
•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;
•	interest rates;
•	currency exchange rates;
•	inflation or deflation;
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•	fluctuation in the value of the United States dollar and other currencies;
•	political and economic conditions of major gold or other mineral-producing countries.
If we find gold that is deemed of economic grade and in sufficient quantities to justify removal, we may seek additional capital through equity or debt financing to build a mine and processing facility, or find some other entity to mine our properties on our behalf, or sell our rights to mine the gold. Upon mining, the ore would be processed through a series of steps that produces a rough concentrate. This rough concentrate is then sold to refiners and smelters for the value of the minerals that it contains, less the cost of further concentrating, refining and smelting. Refiners and smelters then sell the gold on the open market through brokers who work for wholesalers including the major wholesalers listed above. Based upon the current demand for gold, we believe that we will not have any difficulty in selling any gold that we may recover. However, we have not found any gold as of today, and there is no assurance that we will find any gold in the future.
Hedging Transactions
We do not engage in hedging transactions and we have no hedged mineral resources.
Compliance with Government Regulation
Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral exploration and mineral processing operations and establish requirements for decommissioning of mineral exploration properties after operations have ceased. With respect to the regulation of mineral exploration and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mineral exploration properties following the cessation of operations and may require that some former mineral properties be managed for long periods of time after exploration activities have ceased.
Our exploration activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and all related state laws in Nevada. Additionally, all of our properties are subject to the U.S. Mining Act of 1872, which regulates how mineral claims on federal lands are obtained.
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In 1989, the state of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”), which established design, operation, monitoring and closure requirements for all mining operations in the state. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. New facilities are also required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.
We plan to secure all necessary permits for our exploration activities and we will file for the required permits to conduct our exploration programs as necessary. These permits are usually obtained from either the Bureau of Land Management or the United States Forest Service. Obtaining such permits usually requires the posting of small bonds for subsequent remediation of trenching, drilling and bulk-sampling. Delays in the granting of permits are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities. Additionally, necessary permits may be denied, in which case we will be unable to pursue any exploration activities on our properties. It may be possible to appeal any denials of permits, but any such appeal will result in additional delays and expense, which may cause you to lose all or part of your investment.
We do not anticipate discharging water into active streams, creeks, rivers, lakes or any other bodies of water without an appropriate permit. We also do not anticipate disturbing any endangered species or archaeological sites or causing damage to our properties. Re-contouring and re-vegetation of disturbed surface areas will be completed pursuant to the applicable permits. The cost of remediation work varies according to the degree of physical disturbance. It is difficult to estimate the cost of compliance with environmental laws since the full nature and extent of our proposed activities cannot be determined at this time.
Employees
We currently have three employees. Our Chief Executive Officer is Mr. John M. Pritchard. Our President and Chief Geologist is David Mathewson. Our Senior Field Geologist is Mr. Brion Theriault. Messrs. Pritchard, Mathewson and Theriault are employed full-time. Our employment agreements with Messrs. Pritchard, Mathewson and Theriault are discussed elsewhere in this Prospectus. Additionally, our Chief Financial Officer and Controller, Mr. Ernest M. Cleave, works for us on a part time basis. We do not have a consulting agreement with Mr. Cleave. In the future, if our activities grow, we may hire additional personnel on an as-needed basis. For the foreseeable future, we plan to engage freelance geologists, engineers and other consultants.
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Research and Development Expenditures
We are not currently conducting any research and development activities other than those relating to the possible acquisition of new gold properties or projects. As we proceed with our exploration programs we may need to engage additional contractors and consider the possibility of adding permanent employees, as well as the possible purchase or lease of equipment. Our planned exploration activities are described in the section captioned “Management’s Plan of Operation”.
Subsidiaries
We have no subsidiaries.
Patents/Trademarks/Licenses/Franchises/Concessions/Royalty Agreements or Labor Contracts
We do not own any patents or trademarks. Also, we are not a party to any license or franchise agreements, concessions, royalty agreements or labor contracts.
Reports to Security Holders
Upon the effectiveness of this registration statement, we will be required to become a reporting company under the Securities Exchange Act of 1934, as amended. We will deliver annual reports with audited financial statements and quarterly reports with un-audited financial statements to our shareholders. We may elect to deliver our annual and/or quarterly reports through our website or other electronic means in lieu of mailing printed documents.
Once our registration statement is effective, our securityholders and the public will be able to read and copy any document that we file with the Securities Exchange Commission. Our filings will be available at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.
DESCRIPTION OF PROPERTY
As of April 1, 2007, we have the right to explore for gold on four properties located in Elko, Eureka and Lander Counties, Nevada. We acquired our exploration rights to three of our properties by lease, and to our fourth property by staking. These properties are known as (i) Crescent Valley North (leased), (ii) Robinson Creek (leased), (iii) Horse Creek (leased), and (iv) Indian Creek (staked). We acquired our interests in our leased properties pursuant to three separate leases with KM Exploration, Ltd., a Nevada corporation in which our President and Chief Geologist, David Mathewson, has a 50% ownership interest.1 We may terminate any of these three leases upon 60 days’ advance notice. All three leased properties are unpatented mineral lode claims which KM Exploration acquired from the Federal Bureau of Land Management by staking. The term “mineral lode claim” is defined in the section captioned “Glossary”. We acquired the right to explore for gold on Indian Creek from the Federal Bureau of Land Management by staking. None of our properties are known to contain gold which can be mined at a profit, although the areas in which our properties are located have a history of mining activity by others. Our current portfolio of properties was selected by our President and Chief Geologist, David Mathewson.
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Note:
1 Mr. Mathewson has waived in writing his rights to receive any of our lease payments and a portion of any royalty payments that we may make to KM Exploration. However, Mr. Mathewson retains his residual interest in the portion of KM Exploration’s net smelter return royalty that is not subject to buyback by us under the terms of our lease agreements. Depending upon the specific property lease, Mr. Mathewson’s residual interest amounts to between 1/3 and 1/2 of 1% of our net smelter return for that property. With respect to our lease payments, Mr. Mathewson has advised us that our lease payments will be forwarded directly to Mr. David Knight, the other 50% owner of KM Exploration.
* * *
Crescent Valley North
•	Property Description, Location and Access
The Crescent Valley North property is located underneath the Carlin gold trend and is located approximately 15 miles southwest of Carlin, Nevada, which is one of the area’s centers of mining development and activity and is a short distance to several ore processing plants. Crescent Valley North consists of 151 contiguous lode claims totaling 3,020 acres and is located within the northwest-trending volcanic-hosted Midas – Mule Canyon bonanza vein gold belt which is present between the Battle Mountain – Eureka and Carlin gold trends.
Crescent Valley North is accessible through good roads as well as cross-country. Access is generally available from May through December. Between December and May is the muddy season, during which wet weather and poor road conditions will generally prevent us from accessing the property. We know of no environmental or archeological issues related to this property.
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•	Title Report
A title report and addendum for Crescent Valley North was recently prepared and indicates that all of the claims comprising Crescent Valley North are valid and defensible and have no unreleased liens or encumbrances. Portions of Crescent Valley North Claims # 49, 51 and 53, located in the extreme northeast of the property, may conflict with senior claims owned by another company. Please refer to the maps below for the exact location of these specific claims. We do not believe that these potential conflicts will significantly affect our business plan because the targets that we have identified on this property are not in the vicinity of these potentially conflicting claims. Nevertheless, the existence of potentially conflicting claims creates the risk of title disputes and litigation, which is discussed elsewhere in this Prospectus. Additionally, Crescent Valley North Claims # 140 – 151, located in the southeast portion of the property, were patented under a Taylor Grazing Patent, which does not grant surface use rights. At this time, our exploration plans and activities are not located in the vicinity of these specific claims. In the future, depending upon the development of our exploration program, we may need to secure a surface use agreement with the surface owner.
•	Geology and History
We believe that Crescent Valley North represents a bonanza vein opportunity which could evolve into a Nevada-style bonanza vein system of gold-silver deposits. Our planned exploration program, described in the section captioned “Management’s Plan of Operation”, is examining and partially testing the bonanza vein model. Previous exploration on the property consisted of five reverse circulation holes drilled in 2004 by another exploration company which subsequently abandoned its claim because of the company’s lack of funds. These holes intersected intervals of sulfide and sulfosalt-bearing quartz-calcite veins locally exceeding 100 feet in width, and trace to low-level amounts of gold up to 330 parts per billion (ppb). We believe that these results are encouraging with respect to the bonanza vein model. The gold in bonanza vein models occurs in a restricted lateral and vertical zone determined by the structural conduits and level(s) of boiling at the time of gold deposition. These deposits tend to be locally very high-grade, containing up to several ounces of gold per ton.
Quartz-calcite vein material is locally exposed through surrounding cover along the flank of adjacent range over a strike length of 1.5 miles. Alteration suggestive of the presence of a system is expressed over a measurable strike length of approximately two miles. The mixed quartz-calcite “angel wing” vein textures at the surface may represent the very high-level expression of a significant bonanza grade gold vein system at a commercially mineable depth.
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A large northwest-trending zone of altered volcanic rocks and quartz veins is developed along the range margin. Vein textural features and geochemical results from previous limited shallow drilling suggest the presence of a bonanza gold model target opportunity. An exploration drill program has been designed to cross-cut the veins at depths that will confirm the type of target and test the bonanza model.
•	Crescent Valley North Lease
Our lease for Crescent Valley North is dated July 17, 2006 and became effective on August 1, 2006. The lease is with KM Exploration, Ltd., a Nevada limited liability company in which our President and Chief Geologist, David Mathewson, has a 50% ownership interest. KM Exploration acquired its interest in Crescent Valley North from the federal Bureau of Land Management by staking its lode claims. Our lease is for an initial period of ten years and may be extended in five year increments thereafter up to a total term of 30 years provided that certain conditions are met. We may terminate this lease upon 60 days’ advance notice. Until production is achieved, our lease payments consist of an initial payment of $13,333.33, which we made on the effective date of our lease, followed by annual payments due on the anniversary of the effective date according to the following schedule:

Anniversary of Effective Date	Annual Payment

Years 1-4	$13,333.33

Years 5-9	$26,666.66

Years 10 and thereafter	$43,333.32

Mr. Mathewson has represented to us that will have no direct or indirect interest in any lease payments that KM Exploration, Ltd. receives from us for this or for any of our other currently leased properties. However, Mr. Mathewson has retained his right to receive a residual portion of any net smelter return royalties that we pay to KM Exploration on this and on our other properties which we currently lease from KM Exploration.
In the event that we produce gold from Crescent Valley North, we shall in lieu of the above annual payments instead pay to KM Exploration a royalty. The royalty shall be the greater of (i) a production royalty equal to 3% of our net smelter return from Crescent Valley North, or (ii) the annual lease payment that we would have otherwise paid to KM Exploration pursuant to the schedule above. The term “net smelter return” is defined in the section captioned “Glossary”. In the event that we pay any production royalty on this property to KM Exploration, we will be required to pay one-third of the first 1% of KM Exploration’s royalty directly to Mr. Mathewson.
In the event that we pay KM Exploration a 3% production royalty, we have the option to repurchase up to two points of the royalty, which would have the effect of thereafter permanently reducing KM Exploration’s production royalty to 1% of our net smelter return for this property. The purchase price for each royalty “point” shall be according to the following schedule:
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Average Gold Price During Preceding Thirty Days	Price per Royalty "Point"

$300.00 per ounce and lower	$2,000,000

$300.01 to $400.00 per ounce	$2,500,000

$400.01 to $500.00 per ounce	$3,000,000

$500.01 to $600.00 per ounce	$4,000,000

$600.01 to $700.00 per ounce	$5,000,000

$700.01 to $800.00 per ounce	$6,000,000

$800.01 to $900.00 per ounce	$7,000,000

The price per royalty “point” shall increase by $1,000,000 for every $100 or fraction thereof that the average price of gold exceeds $900 per ounce during the thirty days preceding our purchase of KM Exploration’s royalty.
KM Exploration shall have the right to collect and sell any specimen-grade minerals extracted from this property, which KM Exploration shall purchase from us at a cost of 10% below the London P.M. fix for gold and for fair market value in the case of other minerals. KM’s right to collect specimen-grade minerals is exclusive with respect to first $50,000 worth of minerals collected from this property per year (KM is entitled to annually collect $50,000 worth of specimen-grade minerals from each of our three leased properties, but has no such right with respect to Indian Creek, which we staked in our name). Any payments due to us from KM Exploration for specimen minerals shall be offset against our obligation to make royalty payments.
•	Maps of Crescent Valley North

Qal
Tv
quartz-calcite veins
quartz-calcite veins
N
S
W
E
0 scale in miles 1
0 scale in km 1
Thomas Cr
Thomas Springs
Thomas Place
Prospects
Spring
TARGET ZONE for BONANZA VEINS
31
32
33
4
5
8
GoldRun
Crescent Valley North Project
Eureka Co., NV
DCM 09-06

Robinson Creek
•	Property Description, Location and Access
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The Robinson Creek property is located approximately 35 miles south-southwest of Elko, Nevada, and is approximately 15 miles south of the Newmont Mining Company Rain/Emigrant Springs mining operation. Robinson Creek consists of 91 lode claims, totaling 1,820 acres, and is located within the north-south trending Independence – Eureka Gold Trend near the southeastern end of the Carlin Gold Trend.
Robinson Creek is accessible through good roads and is expected to remain accessible through until Mid-December and possibly later if the early winter does not have significant snowfall. The onset of the muddy season in December will likely prevent us from accessing the property until about early May. We know of no environmental or archeological issues related to this property.
•	Title Report
A title report for Robinson Creek was recently prepared and indicates that all of the claims comprising Robinson Creek are valid and defensible and have no unreleased liens or encumbrances. Portions of Robinson Creek Claims # 14, 16, 18, 20, 22, 24, 26, 28, 30 and 53 – 61, located in the southeastern portion of the property, may conflict with junior claims owned by an individual claimholder. Please refer to the maps below for the exact location of these specific claims. We do not believe that these potential conflicts will significantly affect our business plan because our claims are senior and therefore superior to the potentially conflicting claims. Nevertheless, the existence of potentially conflicting claims creates the risk of title disputes and litigation, which is discussed elsewhere in this Prospectus.
•	Geology and History
We believe that Robinson Creek has the potential to have a Carlin-style, breccia-hosted, moderate-grade gold deposit. The target is Rain-type, mineralized collapse breccias developed along the Webb Formation – Devils Gate Formation contact. The target opportunity is both shallow, open-pittable oxide and deeper, underground mineable oxide or sulfide gold deposits. In our opinion, the surface alteration and geochemistry is very similar to that observed in the multi-million ounce Rain district to the North. The host rocks appear to be Webb and Devils Gate Formations, the primary hosts in the Rain district. We do not believe that Robinson Creek has ever been drilled to the depth necessary in order to reach potential gold deposits. Two apparently shallow holes have been noted on the property, and are indicated by the presence of very small amounts of cuttings and no noticeable surface disturbance. We estimate that these holes are no more than 200 feet in depth. A sample of cuttings strewn on the ground near the holes yielded a 60ppb gold assay and moderately anomalous arsenic. We believe this geochemistry may indicate the potential presence of a gold system at a high level above the target zone. We know of no significant previous gold exploration activities on this property.
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•	Robinson Creek Lease
The terms of our lease for the Robinson Creek property are identical to the terms of our lease for the Crescent Valley North property except that our lease payments are different and the maximum percentage production royalty due to KM Exploration is 2½% rather than 3%. We have the option to purchase up to one and one-half points of the royalty according to the same price schedule as for our Crescent Valley North property, which would have the effect of thereafter permanently reducing KM Exploration’s production royalty to 1% of our net smelter return for this property. In the event that we pay any production royalty on this property to KM Exploration, we will be required to pay one-half of the first 1% of KM Exploration’s royalty directly to Mr. Mathewson. This lease became effective on August 1, 2006. For the Robinson Creek property, our lease payments consist of an initial payment of $10,000, which we made on the effective date, followed by annual payments due on the anniversary of the effective date according to the following schedule:

Anniversary of Effective Date	Annual Payment

Years 1-4	$10,000

Years 5-9	$20,000

Years 10 and thereafter	$32,500

•	Maps of Robinson Creek

?
PROPERTY
BOUNDARY
20
Tv
?
Spring
A'
D
U
TARGET ZONE
Tv
29
Mc
Mw
Creek
structural
dome
A
Mw
Qcol
?
Mc
Qcol
U
D
32
N
W
E
S
0
2000 ft
0
scale in feet/km
1km
Mdp
Toole
Springs
GOLDRUN
RC Project
Elko Co., NV
Dave Mathewson 10/06

Horse Creek
•	Property Description, Location and Access
The Horse Creek property is located approximately 180 miles east-northeast of Reno, Nevada and 50 miles southwest of Elko, Nevada. Horse Creek consists of 189 contiguous lode claims totaling approximately 3,780 acres. It is located approximately four miles east of the Buckhorn gold deposit, within or underneath the Battle Mountain – Eureka (Cortez) gold trend. The two primary target opportunities at this property are along the Webb—Devil’s Gate contact and within the Devonian Horse Canyon Formation. Horse Creek is accessible through very good roads and by jeep trails, as well as cross-country. Access may be limited during the muddy season, specifically between January and May. We know of no environmental or archeological issues related to this property.
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•	Title Report
A title report for Horse Creek was recently prepared and indicates that all of the claims comprising Horse Creek are valid and defensible and have no unreleased liens or encumbrances. Portions of Horse Creek Claims # 15 – 20, 25, 39 – 50, 71, 92 – 99, 120, 122, 124, 137, 138, 151 – 154, 156, 158, 160, 162, 164, 166, 168, 170, 172, 174, 176, 178 – 187 and 196 – 197 may conflict with claims owned by other companies, some of which are junior and others of which are senior to our claims. Please refer to the maps below for the exact location of these specific claims. We do not believe that these potential conflicts will significantly affect our business plan at this time because the potentially conflicting claims are located on the periphery of the property, away from our target zones. At this time, our exploration plans and activities are not located in the vicinity of these potentially conflicting claims. The status of these potentially conflicting claims may need to be addressed in the future, depending upon the development of our exploration program. The existence of potentially conflicting claims creates the risk of title disputes and litigation, which is discussed elsewhere in this Prospectus.
•	Geology and History
Horse Creek contains several north-northwest trending structural trends indicated by zones of geochemically anomalous altered broken zones, each up to several miles in length. In 2004 and 2005, J-Pacific Gold, Inc. drilled five holes along a portion of one of the structural trends. During this time, David Mathewson served as a consultant to J-Pacific Gold through his 50%-owned company, KM Exploration, Ltd. Mr. Mathewson and KM Exploration have since severed their connections with J-Pacific Gold. All of the holes encountered anomalous gold intervals at up to ore grades and associated anomalous epithermal metals, as well as geochemistry indicative of Carlin-style gold systems. We believe that this previous drilling does not preclude the presence of major gold deposits elsewhere or at greater depths along the structural zones. Previous drilling was mostly in the southern portion of the property. This prospect is characterized by extensive alteration and a broad, poorly defined gravity high and a magnetic high near the north end of the property. We believe that the undrilled, northern portion of the property near gravity and magnetic highs remains the more prospective area of the property. The target type is for Cortez Hills and or Pipeline-style mineralization within permissive lithologies and contacts.
•	Horse Creek Lease
Our lease for Horse Creek is dated July 17, 2006 and became effective on August 1, 2006. The terms of and payments under our lease for Horse Creek are identical to those of our lease for Robinson Creek.
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•	Maps of Horse Creek

23
24
19
26
25
30
35
36
31
1
6
T.27N.
T.26N.
R.49E.
R.50E.

HC Lode Claims
Eureka County, Nevada

SCALE
0
1 mile
0
1 kilometer
N
W
E
S
Gold Run claims
TARGET STRUCTURES
A
A'
GOLDRUN
Horse Creek Project
Eureka Co., Nevada
D Mathewson 6-06

Indian Creek
•	Property Description, Location and Access
We staked the Indian Creek property in January 2007. The property is located approximately 40 miles south-southwest of Elko, Nevada, and approximately 20 miles south of the Newmont Mining Company Rain/Emigrant Springs mining operation. The Indian Creek property is approximately 4 to 6 miles south of our Robinson Creek property. Indian Creek consists of 88 lode claims totaling approximately 1760 acres, and is located within the north-south trending Independence – Eureka Gold Trend near the southeastern end of the Carlin Gold Trend.
Indian Creek is accessible through good roads and is expected to remain accessible until Mid-December and possibly later if the early winter does not have significant snowfall. The onset of the muddy season in December will likely prevent us from accessing the property until about early May. We know of no environmental or archeological issues related to this property.
•	Title Report
We have not conducted a title survey on Indian Creek, and have no immediate plans to do so in the future.
•	Geology and History
We believe that Indian Creek has the potential to have a Carlin-style, breccia-hosted, moderate-grade gold deposit. The main target is Rain-type, mineralized collapse breccias developed along the Webb Formation – Devils Gate Formation contact. The target opportunity is both shallow, open-pittable oxide and deeper, underground mineable oxide or sulfide gold deposits. The property was largely staked on the basis of a gravity high that suggests the presence of a Paleozoic host rock uplift and associated flanking north-south trending major fault structure. This gravity high is very similar to that observed in the multi-million ounce Rain district to the North. We do not believe that Indian Creek has ever been drilled to the depth necessary in order to reach potential gold deposits. A single, apparently shallow hole has been noted on the property, and is indicated by the presence of a small amount of cuttings and a small surface disturbance. We estimate that this hole is no more than 600 feet in depth.
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•	Net Smelter Return
Because the Indian Creek property was generated and staked on our behalf by our President and Chief Geologist David Mathewson, he is entitled to a 1% net smelter return on this property pursuant to our Agreement with him effective May 9, 2006, which is discussed elsewhere in this Prospectus.
•	Map of Indian Creek

Indian Creek claims
(88)
0 scale in miles 1
0 scale in km 1.6
N
S
E
W
Indian
Creek
Spring
Springs
29
30
31
32
33
5
6
GOLDRUN
INDIAN CREEK PROPERTY
ELKO CO., NEVADA
DCM 2-07
11 591 000m
11 592 000m
11 593 000m
11 594 000m
44 60 000m
44 59 000m
44 58 000m
44 57 000m
44 56 000m

Name: BAILEY MT
Date: 12/18/2006
Scale: 1 inch equals 2000 feet

Location: 11 592670 E 4457962 N
Caption: Gold Run Inc
IC (Indian Creek) claims
Elko Co., NV

Copyright (C) 1997, Maptech, Inc.

Claim Maintenance Payments
We are required to make annual claim maintenance payments to the Bureau of Land Management and to the counties in which our properties are located. If we fail to make these payments, we will lose our rights to our properties. As of the date of this Prospectus, our annual maintenance payments per claim are $125 to the Bureau of Land Management and approximately $8.50 to the counties in which our properties are located. Our properties consist of an aggregate of 519 lode claims. Our aggregate annual claim maintenance costs are currently $69,299. Our claim maintenance fees have been paid through August 31, 2007.
MANAGEMENT’S PLAN OF OPERATION
We intend to conduct a staged exploration program on each of our four properties, which are all at the very early stages of exploration. The next stages of our exploration programs are dependent upon the results obtained during the first stage.
We estimate that we will require approximately $3.8 million through January 31, 2008 for initial exploration costs, the required exploration funding under our agreement with David Mathewson, our President and Chief Geologist, estimated administrative expenses, lease payments and estimated claim maintenance costs. We believe that the proceeds from this offering together with cash on hand are more than sufficient to fund our operations for twelve months after the effective date of this registration statement.
Our planned exploration program for the remainder of 2007 consists of conducting one detailed gravity survey and drilling twelve (12) total holes. The proceeds from our sale of convertible notes have provided the funds to commence the initial exploration work on two of our properties. The total cost of this initial exploratory work is estimated to be approximately $1,508,000. Completing the first stage for all four properties is estimated to cost approximately $818,000. We will require the proceeds of this public offering to perform the initial exploration work on two of our properties and to follow up our initial exploratory work on our other two properties.
Although we intend to actively look for additional mining prospects in Nevada and elsewhere, we may not ever be able acquire any additional mining prospects. In the event that we do acquire additional mining prospects, we may decide to accordingly modify our planned exploration programs for our existing properties.
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We believe that necessary equipment and operators for our exploratory activities are available from several local sources in Elko and Reno, Nevada.
A detailed description of our four properties may be found in the section captioned “Description of Property”.
Exploration Program for Crescent Valley North Property
Five drill sites have already been permitted and at least three core holes will be drilled to further examine the bonanza vein model and provide target tests. These holes must be drilled to at least 1,500 feet, with the option of drilling to 2,000 feet. We anticipate drilling approximately 5,000 total feet during the initial phase of this exploration program. The estimated costs for the initial phase of this exploration program are approximately $340,000, consisting of:
•	Drilling costs at approximately $60 per foot, for a total of $300,000.
•	Site preparation costs of approximately $5,000.
•	Assaying costs at approximately $6 per foot, for a total of $30,000.
•	Core splitting and miscellaneous materials and labor at approximately $1 per foot, for a total of $5,000.
Excluded from our exploration costs for this property is our reclamation bond in the amount of $19,188 filed with the State of Nevada Commission on Mineral Resources, effective from October 26, 2006 through June 30, 2007.
Depending upon the results obtained in the initial exploratory phase, we may commence with next phase of the exploration program. The second phase will be will be a similar size program to provide additional characterization and definition on the model and prospectively intersected mineralization. Our projected cost for the second phase is an additional $340,000, for a total cost of approximately $680,000 for the initial and second phases of this exploration program.
Exploration Program for Robinson Creek Property
A gravity survey consisting of 273 stations surveyed at approximately 125 meter intervals along lines spaced approximately 250 meters apart was completed in October 2006. The data achieved from this survey provided quality definition on underlying rock densities and helped guide the site locations and design approach for drilling by allowing us to estimate lithologic types, relative depth to lithologic types and structural contacts.
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In October and November 2006, five drill sites were permitted and bonded for initial exploration. Two reverse circulation holes were drilled in December 2006 and January 2007 for purposes of testing two of the five target sites. We could not access the three remaining sites because of difficult weather and ground conditions.
Hole RC06-1 was completed in December 2006 to a depth of 1140 feet when we had to stop because of difficult hole conditions. The cutting samples indicated scattered weakly anomalous gold values from 25 to 100 ppb (parts per billion). We believe that a structural complication may have displaced the Webb-Devil’s Gate contact downward, below 1500 feet of depth. The right rock units of Chainman Formation that overlies the Webb Formation were intersected in the drill hole.
Hole RC06-2 was completed in January 2007 to a depth of 1500 feet. The rock formation that was drilled appears to be entirely Chainman Formation. The top of the Webb Formation may have been encountered at 1470 feet, which indicates that the targeted Webb Formation is at an excessive depth at this location. Several thin zones of thin mafic intrusions were intersected in this hole. We believe that these intrusions provide favorable indication of target prospectivity at this site.
All assays are pending at this time.
The estimated costs for the initial phase of this exploration program are approximately $180,000, consisting of:
•	Gravity survey and assessment report have been completed at a cost of $20,000.
•	Site preparation costs of approximately $15,000 (a portion of which has already been expended).
•	Drilling costs at approximately $25 per foot, for a total of $125,000 (a portion of which has already been expended).
•	Assay costs of approximately $20,000 (a portion of which has already been expended).
Excluded from our exploration costs for this property is our reclamation bond in the amount of $14,447 filed with the State of Nevada Commission on Mineral Resources, effective from October 26, 2006 through June 30, 2007.
We may commence with the second phase of our exploration program depending upon the results obtained in the initial phase. The second phase consists of a similar amount of drilling, including angle drilling, and is expected to cost an additional $150,000. The total cost for the initial and second phases of our exploration program for this property is approximately $330,000.
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Exploration Program for Horse Creek Property
In October 2006, we completed a 552-station gravity survey at 125-meter station intervals along lines spaced approximately 250 meters apart. When conditions permit, we will conduct a ground examination of the interpretable features indicated by this gravity survey to assist us with targeting. The results of this gravity survey appear to provide good definition on several northwest-trending structural features that are consistent with earlier targeting on the property. In addition, a strong gravity high was indicated within the northern area of the property. This gravity high data may indicate shallow depth to prospective lower-plate rock units. We do not plan to start drilling at this property until the middle of 2007 at the earliest. We will obtain a reclamation bond prior to commencing drilling on this property. No previous drilling has been conducted in the vicinity of this gravity high. The estimated cost of the initial phase of this exploration program are approximately $45,000, consisting of:
•	Gravity survey and assessment report have been completed at a cost of $30,000.
•	500 rock and soil samples sufficient to characterize target locations along the prospective structural zones expected to cost approximately $30 per sample, for a total of $15,000.
We may start drilling on this property depending upon the results that we obtain from our preliminary work. At this time, we estimate that the additional costs of drilling two or three initial test holes to a total footage of 5,000 feet to be $200,000 ($40 per foot).
Exploration Program for Indian Creek Property
We plan to conduct a detailed gravity survey of this property in early 2007. Once the gravity survey is completed and our target opportunities are further defined, we intend to drill three exploratory holes to a depth of approximately 1,500 feet each. We will obtain a reclamation bond prior to commencing drilling. The total cost of this initial phase of our exploration program is estimated to be $253,000, consisting of:
•	Initial staking and claim filings were completed at a cost of $28,000.
•	Gravity survey and assessment report expected to cost $30,000.
•	Rock and soil samples are expected to cost $15,000.
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•	Drilling costs at approximately $40 per foot, for a total of $180,000.
At this time, we are unable to estimate the costs of continuing our exploration program on this property past the initial stage.
Product Research and Development
None, except for our exploration activities.
Purchase/Sale of Plant and Significant Equipment
We intend to conduct our exploration activities by leasing equipment and by contracting with third parties for various services on an as-needed basis. At this time, we do not anticipate purchasing any equipment, although this may change depending upon the success of our exploration activities.
Changes to Number of Employees
We intend to conduct our exploration activities by engaging geologists, engineers, contractors and other personnel on an as-needed, consulting basis. At this time, we do not anticipate hiring additional employees, although this may change depending upon the success of our exploration activities.
Off-Balance Sheet Arrangements
None.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Interested Party Transactions Involving David Mathewson
Three of our properties are leased from KM Exploration, Ltd., a Nevada limited liability company in which our President, Chief Geologist and Director, David Mathewson, has a 50% ownership interest. See “Description of Property” for a summary of the lease terms.
We are party to an Amended and Restated Agreement with Mr. Mathewson dated November 20, 2006 and effective May 9, 2006. It was necessary to enter into this agreement to eliminate a provision requiring Mr. Mathewson to sell a portion of his shares to certain affiliates in the event that any of our interests in mineral prospects generated by him are extinguished due to our default in fulfilling the terms of our funding obligation to him. All of our current mineral prospects have been generated by Mr. Mathewson. Pursuant to this agreement, he purchased 7,500,000 shares of Common Stock for $750. This agreement permits Mr. Mathewson to acquire additional shares of Common Stock at a price of $.0001 per share to guarantee that his holdings will represent 15% of our outstanding Common Stock as of April 30, 2009 or such earlier date that we comply with our $6,000,000 contractual obligation to fund our exploration costs. Our funding obligation will be deemed satisfied upon the earlier of i) the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or ii) the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided that we have also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs. In the event that Mr. Mathewson’s holdings represent more than 15% of our outstanding stock at that time, we will cancel that number of Mr. Mathewson’s shares of Common Stock necessary to reduce his holdings to 15% of our outstanding Common Stock.
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For purposes of calculating Mr. Mathewson’s percentage ownership; (i) he shall be deemed to own 7,500,000 shares of Common Stock as of the time of such calculation, which includes the 1,500,000 shares that he sold to Mr. Brion Theriault, our Senior Field Geologist, and (ii) any shares which we shall have issued in connection with the acquisition of either mineral interests or entities which own rights to mineral interests will be excluded from the number of our outstanding shares of Common Stock as of the time of such calculation.
Under the terms of the Amended and Restated Agreement, exploration costs includes, without limitation, the costs of staking, mapping, chip sampling, geochemical sampling, assay costs, consulting fees and expenses, costs of drilling and related activities and a pro-rated share of salaries of geologists and other professionals related to our exploration activities. Specifically excluded from the definition of exploration costs are lease payments and government and regulatory fees and costs. The $6,000,000 for our exploration costs is to be made available on or before the following dates:

Date	Funds To Be Made Available

August 11, 2006	$300,000

September 30, 2006	$300,000

May 31, 2007[1]	$500,000

July 31, 2007[2]	$1,900,000

January 31, 2008	$1,000,000

July 31, 2008	$1,000,000

January 31, 2009	$500,000

April 30, 2009	$500,000

Total:	$6,000,000

We have complied with our funding obligations through September 30, 2006. In the event that we fail to comply with our funding obligations and fail to cure our default, then we will lose our rights to our leased properties, without further recourse.
Note:
1 This funding tranche was originally supposed to have been made available in the amount of $1,400,000 on or before March 31, 2007. Because this registration statement was not declared effective on or before January 31, 2007, the amount of this funding tranche was automatically reduced to $500,000 and the deadline making it available was automatically extended to May 31, 2007.
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2 The amount of this funding tranche was originally $1,000,000 but was automatically increased to $1,900,000 because this registration statement was not declared effective on or before January 31, 2007.
* * *
Mr. Mathewson is also party to a stock assignment agreement effective September 16, 2006 with Brion Theriault, under which Mr. Mathewson agreed to sell and transfer to Mr. Theriault 1,500,000 shares of his Common Stock for an aggregate price of $150. We consented to this agreement, which was made by Mr. Mathewson to induce Mr. Theriault to work for us. The terms of this agreement were negotiated between Mr. Mathewson and Mr. Theriault. Under the terms of this agreement, Mr. Mathewson may repurchase a pro-rated portion of the shares of Common Stock that he is selling to Mr. Theriault in the event that Mr. Theriault ceases working for us prior to September 16, 2009. Mr. Theriault is at all times required to maintain ownership of a number of shares of Common Stock sufficient to satisfy Mr. Mathewson's repurchase rights. We will succeed to Mr. Mathewson's repurchase rights in the event that Mr. Mathewson ceases to be an employee either before or at the same time as Mr. Theriault. The shares of Common Stock purchased by Mr. Theriault may not be resold for one year after Mr. Theriault's purchase; thereafter, he may resell up to 5% of his holdings every six months until two years after his purchase. Thereafter, Mr. Theriault may freely dispose of his shares of Common Stock in accordance with the securities laws.
Interested Party Transactions Involving our Founders Collectively
On May 8, 2006, an aggregate of 12,500,000 shares of Common Stock and an aggregate of 9,900,000 Units were purchased by our founders: Michael Berns, Director; James Berns, Director; Trevor Michael, Treasurer and Director; D. Richard Brown, Secretary and Chairman of the Board of Directors, and Tamara Brown, who is Mr. Brown’s wife. Each Unit consists of one share of Common Stock plus a warrant to purchase one share of Common Stock for $1.00 per share starting immediately and expiring on May 8, 2009. Each Unit and each share of Common Stock was sold to these persons at the price of $.0001 per Unit or share of Common Stock. Our aggregate proceeds from these transactions were $2,240. The terms of this transaction were determined by our Board of Directors in its sole discretion. Starting on May 8, 2006, we sold an aggregate of 9,550,000 shares of Common Stock to thirteen seed investors at a price of $.001 per share. Our aggregate proceeds from the sale to seed investors were $9,550. The terms of the seed investor transactions were also arbitrarily determined by our Board of Directors. Seven of the thirteen seed investors who purchased shares of our Common Stock were affiliated with Osprey Capital Partners. These affiliations are discussed in more detail under the subsection captioned “Interested Party Transactions Involving Osprey Capital Partners.”
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Under a Founders Agreement dated October 5, 2006, each of our founders agreed to certain resale restrictions on the shares of Common Stock they purchased on May 8, 2006, but not on the shares of Common Stock included in the Units that they also purchased at that time. Under the terms of this agreement, these shares of Common Stock are restricted as to sale, assignment, transfer or hypothecation until May 9, 2008, after which time the shares will be permitted to be sold in accordance with applicable securities laws in an amount equal to 5% of each person’s respective holdings every six months until May 9, 2009, at which time the shares may be freely sold in accordance with applicable securities laws.
Pursuant to our Seed Investor Agreement dated October 5, 2006 each of our founders agreed to certain resale restrictions on the aggregate 9,900,000 shares of Common Stock which are part of the founders’ aggregate 9,900,000 Units purchased on May 8, 2006. None of these shares may be sold until June 1, 2007. During each three month calendar period thereafter through September 1, 2009, each of the founders may sell 1% of their holdings of these shares. After September 1, 2009, the remaining shares may be freely sold in accordance with applicable securities laws.
Interested Party Transactions Involving Mr. John M. Pritchard
We are party to a stock option agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer and a Director. In consideration of his entering into an employment agreement with us, we granted Mr. Pritchard an option to purchase 1,500,000 shares of our Common Stock at an exercise price of $.25 per share for the first 500,000 shares and an exercise price of $.50 per share for the remaining 1,000,000 shares. This option expires on September 14, 2011. His option with respect to 300,000 shares vested and became exercisable upon the execution of his option agreement. With respect to the remaining 1,200,000 shares in Mr. Pritchard’s option, 1,095.89 shares thereafter vest and become exercisable daily so long as he remains our employee. All 1,500,000 shares of Mr. Pritchard’s option shall become vested and exercisable if he remains our employee through September 14, 2009. As of December 31, 2006, a total of 418,356 shares of his option had become vested and exercisable. The terms of this agreement were negotiated between Mr. Pritchard and our Board of Directors.
Mr. Pritchard's employment agreement is discussed elsewhere in this Prospectus.
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Interested Party Transactions Involving Osprey Capital Partners
We have in the past from time to time retained Osprey Capital Partners, Toronto, Canada, as an investment banking and capital markets consultant. Trevor Michael, our Treasurer and a Director, and D. Richard Brown, our Secretary and Chairman of the Board of Directors, are both partners at Osprey Capital Partners. Mr. Brown is also a beneficial owner of half of Osprey Capital Partners’ equity. To date, we have paid Osprey Capital Partners a total of $30,000 for services rendered. At this time, we do not have a retainer or other agreement with Osprey Capital Partners, nor do we owe them any unpaid fees. If we retain Osprey Capital Partners for any future projects, their fees will be negotiated at that time. Osprey Capital Partners has advised us that neither it nor any of its partners or employees will receive any fees or commissions in connection with our initial public offering.
Seven of the thirteen individual seed investors who participated in our private placement of 9,550,000 shares of Common Stock which closed on May 10, 2006 are affiliated with Osprey Capital Partners. Six of the seed investors are partners at Osprey Capital Partners, and one of the seed investors is employed as an associate. These seven seed investors affiliated with Osprey Capital Partners collectively own an aggregate of 3,000,000 shares of Common Stock. All of these seed investors are subject to the Seed Investor Agreement dated October 5, 2006, which imposed certain resale restrictions on them. Under the terms of this agreement, none of the shares owned by the seed investors may be sold until June 1, 2007. During each three month calendar period thereafter through September 1, 2009, the seed investors may each sell 1% of their share holdings. After September 1, 2009, their remaining shares may be freely sold in accordance with applicable securities laws.
Interested Party Transactions Involving Trevor Michael
On May 12, 2006, Trevor Michael, our Treasurer and a Director, entered into a Share Purchase Agreement with Gordon Cooper, a shareholder, under which Mr. Michael purchased 1,000,000 shares of Common Stock from Mr. Cooper for an aggregate price of $10.00. On May 12, 2006, Mr. Michael entered into another Share Purchase Agreement with Mr. Jasbir Gill, a shareholder, under which Mr. Michael purchased 500,000 shares of Common Stock from Mr. Gill for an aggregate price of $10.00. These two agreements were negotiated directly between the parties.
We have retained 2120315 Ontario Inc., an Ontario corporation wholly owned and controlled by Mr. Michael, as a consultant to assist us in contacting financing agents, developing business strategy, raising financing, hiring personnel and other matters. This agreement is dated February 15, 2007 and effective retroactive to February 1, 2007. Under the terms of this agreement, we have agreed to pay 2120315 Ontario Inc. a fee of CAD $10,000 per month for its services, plus out of pocket expenses. This agreement renews month-to-month and may be terminated by either party on thirty days’ notice. A copy of our letter agreement with 2120315 Ontario Inc. is annexed as an exhibit to this registration statement. This letter agreement formalizes our previous arrangement with Mr. Michael, under which we paid him a total of CAD $10,000 in 2006 and an additional CAD $10,000 in January 2007 for consulting services.
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Interested Party Transactions Involving Edward Fitzpatrick
Mr. Edward Fitzpatrick is a seed investor and the beneficial owner of more than 5% of our outstanding Common Stock as of the date immediately prior to the filing of our registration statement. On May 8, 2006, Mr. Fitzpatrick purchased 2,500,000 shares of Common Stock at a price of $.001 per share. The total purchase price for Mr. Fitzpatrick's shares of Common Stock was $2,500. Mr. Fitzpatrick is also party to the Seed Investor Agreement described above.
Interested Party Transactions involving Berns & Berns
The law firm of Berns & Berns, New York, New York, has provided legal services for us in the past. The principals of Berns & Berns are James Berns and Michael Berns, who are both members of our Board of Directors. As of December 31, 2006, Berns & Berns had billed and accrued a total of $85,253 for legal services, of which $35,000 had been paid and $50,253 is outstanding. It is not anticipated that Berns & Berns will provide future legal services to us.
Parent Companies
We have no parent companies.
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Market Information
There is currently no public market for our Common Stock, and one may never develop. As of the date of this Prospectus, we have a total of 39,450,000 shares of Common Stock issued and outstanding. This does not include 1,600,000 shares of Common Stock underlying our outstanding stock options, 9,900,000 shares of Common Stock underlying our outstanding warrants, 4,388,000 shares of Common Stock underlying the principal amount of our outstanding convertible notes, the 8,000,000 shares of Common Stock being offered, and up to 560,000 shares of Common Stock issuable upon the exercise of warrants that may be issued to dealers to the extent that they participate in this offering.
We have two groups of 10% promissory notes outstanding. All of the notes automatically convert into shares of Common Stock on the effective date of this registration statement. All of our notes have a due date of August 8, 2008, and may be converted into shares of Common Stock on their one-year anniversary if they are not converted sooner in the case of a registration statement becoming effective. Interest on the notes may at our option be paid in cash or in additional shares of Common Stock. If the notes are automatically converted prior to their first anniversary because a registration statement shall have become effective, they shall nonetheless earn one year’s interest, which we intend to pay in additional shares.
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The first group of convertible notes is convertible into shares of Common Stock at the rate of $.25 per share. The principal amount of these notes is convertible into an aggregate of 2,334,000 shares of Common Stock, excluding interest. These notes mature in August 2008.
The second group of convertible notes was sold after the first group of notes, and is convertible into shares of Common Stock at the rate of $.50 per share. The principal amount of these notes is convertible into an aggregate of 2,054,000 shares of Common Stock, excluding interest. These notes also mature in August 2008.
None of our outstanding securities may now be sold pursuant to Rule 144, although our outstanding securities will become salable pursuant to Rule 144 in the future. We are not registering any securities other than our Common Stock.
We are now offering 8,000,000 shares of Common Stock at a price of $1.00 per share. We are also registering 1,097,000 shares of Common Stock on behalf of certain selling shareholders.
Holders
As of the date of this Prospectus, there are 20 record holders of our Common Stock. Upon the automatic conversion of our outstanding convertible notes on the effective date of this registration statement, we will have a total of 68 record holders of our Common Stock.
Dividends
We have never paid any dividends. Any decision to pay dividends in the future, as well as any decision about the amount and timing of any future dividend payments, will be made by our Board of Directors. It is unlikely that we will pay dividends in the foreseeable future.
Equity Compensation Plans
We do not have any equity compensation plans.
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EXECUTIVE COMPENSATION
Our only paid directors or executive officers are (i) our President, Chief Geologist and a Director, David Mathewson, (ii) our Chief Executive Officer and a Director, John M. Pritchard, (iii) our Chief Financial Officer and Controller, Ernest M. Cleave and (iv) our Treasurer and a Director, Trevor Michael. Our only other employee is Brion Theriault. We were incorporated on May 5, 2006. Mr. Mathewson started working for us on August 1, 2006. Mr. Pritchard and Mr. Theriault started working for us on September 16, 2006. Mr. Cleave started consulting for us on November 9, 2006. Our fiscal year ends on December 31 of each year.
The following table and notes sets forth Messrs. Mathewson, Pritchard, Cleave and Theriault's compensation through the end of the last fiscal year. The remuneration described in this table does not include the costs of reimbursed expenses furnished to Messrs. Mathewson, Pritchard, Cleave or Theriault. None of these persons received any compensation other than what is set forth below.
					Long Term Compensation

					Awards		Pay- outs

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options / SARs (#)	LTIP Pay- outs ($)	All Other Compen- sation ($)

David Mathewson President, Director and Chief Geologist	2006	$120,000[2]	$-0-	$-0-	$-0-[3]	$-0-	$-0-	$-0-[4]

John M. Pritchard Chief Executive Officer and Director	2006	$127,410[2,5]	$-0-	$-0-	$-0-	1,500,000[6]	$-0-	$-0-

Ernest J. Cleave, Chief Financial Officer and Controller	2006	$31,853[2,5,7]	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Trevor Michael Treasurer and Director	2006	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$8,494[5,8]

Brion Theriault Senior Field Geologist	2006	$28,000	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

Notes:
1 All figures are rounded to the nearest dollar.
2 This person's full annual salary is listed.
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3 Mr. Mathewson subscribed for 7,500,000 shares of Common Stock on May 9, 2006 for an aggregate consideration of $750. Our Common Stock was not publicly traded at that time and therefore had no dollar value according to the formula set forth in Regulation S-B, Item 402(b)(2)(iv)(A). We do not anticipate paying dividends on these shares in the foreseeable future. In the event that we do pay dividends, Mr. Mathewson will be entitled to receive them along with our other shareholders. The net tangible value of Mr. Mathewson's shares will substantially increase upon the effective date of this registration statement, as the automatic conversion of our outstanding convertible notes will reduce our liabilities and increase shareholders' equity. Mr. Mathewson subsequently sold 1,500,000 of these shares to Mr. Brion Theriault pursuant to a stock assignment agreement.
4 In the event that we pay a net smelter return royalty to KM Exploration, Ltd., between one-third and one-half of 1% of any such royalty must be paid directly to Mr. Mathewson under the terms of our property leases, depending upon the specific lease agreement. Although Mr. Mathewson has disclaimed his right to receive any portion of the lease payments to KM Exploration under our current property leases, he has retained his residual interest in this portion of KM Exploration’s net smelter return royalties, which are payable only after the recovery of any commercial mineral deposits on our properties.
5 These persons are paid in Canadian dollars. Figures in U.S. dollars are based upon an exchange rate of CAD $1 = US $.8494, as of March 2, 2007.
6 One-time option grant upon commencement employment. 300,000 of Mr. Pritchard's option shares vested and became exercisable upon the execution of the Option Agreement on September 15, 2006. With respect to the remaining 1,200,000 shares of Mr. Pritchard's option, 1,095.89 shares thereafter vest and become exercisable daily. All 1,500,000 shares of Mr. Pritchard's option shall have become vested and exercisable if he remains employed with us through September 14, 2009. As of December 31, 2006, a total of 418,356 shares of Mr. Pritchard's option had become vested and exercisable. The exercise price of Mr. Pritchard's option is $.25 per share for the first 500,000 shares and $.50 per share for the remaining 1,000,000 shares. Mr. Pritchard's option expires on September 14, 2011.
7 Assumes that Mr. Cleave does not work more than twenty hours per calendar month. Mr. Cleave earns an hourly salary of CAD $156.25 (U.S. $132.72 at an exchange rate of CAD $1 = US $.8494, as of March 2, 2007) for every hour that he works in excess of twenty (20) hours per calendar month.
8 Mr. Michael was paid CAD $10,000 for consulting services relating to raising capital and investment banking advice. An additional payment of CAD $10,000 for further consulting services was made in January 2007. On February 12, 2007, we entered into a consulting agreement with 2120315 Ontario Inc., an Ontario corporation wholly-owned by Mr. Michael, for consulting services on a month-to-month basis effective February 1, 2007 for a fee of CAD $10,000 per month. This agreement is discussed in greater detail in the section captioned "Certain Relationships and Related Transactions".
* * *
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No Stock Option or Stock Appreciation Rights Plans
We have never had any stock option or stock appreciation rights plans in place for officers, directors or employees. We did not grant any stock options or stock appreciation rights to any officers, directors or employees through the date of this Prospectus other than to John M. Pritchard, and we do not intend to grant any other stock options or stock appreciation rights to any officers, directors or employees during the fiscal year ending December 31, 2006.
Long-Term Incentive Plan with David Mathewson
Under our Agreement with Mr. Mathewson effective May 9, 2006, we have agreed to grant him a 1% net smelter return on all prospects generated by him and which we acquire by staking. The term “net smelter return” is defined in the section captioned “Glossary”. We have also agreed to pay Mr. Mathewson a 1/2% net smelter return for prospects generated by him and which we lease, provided that (i) such lease carries a maximum net smelter return of 4%, (including the 1/2% to Mr. Mathewson) and (ii) such lease does not adjoin claims from which Mr. Mathewson is already entitled to receive participation in an net smelter return either from us or from another party. We will have the right to purchase Mr. Mathewson’s 1/2% net smelter return for leased prospects for a purchase price of $250,000.
The Long-Term Incentive Plan Awards Table is omitted because we did not make any such awards in the last fiscal year.
Compensation for Service as a Director
At this time, Directors are not paid a fee for attending Board meetings. Directors’ reasonable expenses incurred in attending Board meetings will be reimbursed, subject to substantiation and approval.
Employment Agreements
Employment Agreement with John M. Pritchard
We are party to an employment agreement dated September 15, 2006 with John M. Pritchard, our Chief Executive Officer. Under the terms of this agreement, Mr. Pritchard will serve full time as our Chief Executive Officer for a term of three years commencing on September 15, 2006. In exchange for Mr. Pritchard’s services, we will pay him an annual salary of CAD $150,000 (equivalent to approximately US $127,410 based on an exchange rate of CAD $1 = US $.8494, as of March 2, 2007.). He will also receive four weeks of paid vacation and be eligible to participate in our benefit plans, to the extent that we have any. Mr. Pritchard was also issued an option to purchase 1,500,000 shares of Common Stock in consideration of his starting employment with us, under terms and conditions discussed elsewhere in this Prospectus. If Mr. Pritchard is terminated without cause, he will be entitled to receive a lump-sum payment of CAD $125,000 (equivalent to approximately US $106,175 at the foregoing exchange rate).
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Employment Agreement with David Mathewson
We are party to an employment agreement dated November 20, 2006 and effective retroactively to August 1, 2006 with David Mathewson, our President and Chief Geologist. This agreement expires on July 31, 2009 or upon our uncured failure to provide $6,000,000 to fund exploration activities. Our funding obligation will be deemed satisfied upon the earlier of i) the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or ii) the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided that we have also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs. Under the terms of Mr. Mathewson's employment agreement, his duties include, without limitation: (i) generating potential property acquisitions; (ii) developing, implementing and managing all exploration activities; (iii) recruiting all necessary personnel, consultants and contractors; (iv) preparing and submitting periodic reports to our Board of Directors regarding potential acquisitions, divestments, exploration programs, strategic investments, or agreements; (v) preparing various technical materials, reports and summaries which may be required under law or as otherwise deemed necessary by our Board of Directors to facilitate the financing of the company or for other reasons, and (vi) travel as may be necessary to fulfill his duties. Mr. Mathewson is permitted do devote not more than twenty-five (25) days per calendar year to consulting activities approved by the Board of Directors and which do not compete with our business. Mr. Mathewson is to be paid an annual salary of $120,000 and reimbursed for reasonable and customary expenses. Shortly after we were formed, Mr. Mathewson purchased 7,500,000 shares of Common Stock from us for a purchase price of $750.
Employment Agreement with Brion Theriault
We are party to an employment agreement dated as of September 15, 2006 with Mr. Brion Theriault, our Senior Field Geologist. Mr. Theriault agreed to work for us for three years starting on September 15, 2006, for a salary of $96,000 per year. Mr. Theriault reports to our President, David Mathewson, and performs such duties as are consistent with a senior exploration geologist for a junior exploration company. We will reimburse Mr. Theriault for reasonable and customary expenses he incurs in performing his duties.
LEGAL MATTERS
The validity of the shares of Common Stock offered under this registration statement will be passed upon by the law firm of Hecht & Associates, P.C., New York, New York, who have acted as our special counsel in connection with this offering.
ESCROW
Our escrow agent for this transaction is Bank of New York, New York, New York.
EXPERTS
Our certified public accountants, DeJoy, Knauf & Blood, LLP, Rochester, New York, audited our financial statements from our incorporation on May 5, 2006 through December 31, 2006. We have included our audited financial statements in this Prospectus and elsewhere in the registration statement in reliance upon DeJoy, Knauf & Blood’s reports given on its authority as an expert in accounting and auditing.
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FINANCIAL STATEMENTS
GOLD RUN INC.
FINANCIAL STATEMENTS
DECEMBER 31, 2006
TOGETHER WITH
REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of
   Gold Run Inc.:
We have audited the accompanying balance sheet of Gold Run Inc. as of December 31, 2006, and the related statements of loss, shareholders’ deficit and cash flows for the period from inception (May 5, 2006) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gold Run Inc. as of December 31, 2006, and the results of its operations and its cash flows for the period from inception (May 5, 2006) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.
DEJOY, KNAUF & BLOOD, LLP
Rochester, New York
February 20, 2007.
69

GOLD RUN INC.
(an exploration stage enterprise)
BALANCE SHEET
DECEMBER 31, 2006
(stated in U.S. dollars)
ASSETS
CURRENT ASSETS:
Cash	$855,346
Prepaid expenses	15,000

Total current assets	870,346

PROPERTY - MINERAL PROPERTY RIGHTS (Notes 3 and 4)	66,267

OTHER ASSETS:
Reclamation bonds	33,635
Prepaid offering costs	105,177
Debt financing costs, net (Note 6)	157,947

Total other assets	296,759

TOTAL ASSETS	$1,233,372

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued liabilities (Note 5) -
To related party	$50,253
To others	158,651
Accrued interest (Note 6)	50,144

Total current liabilities	259,048

PROMISSORY NOTES (Note 6)	1,610,500

COMMITMENTS AND CONTINGENCIES (Notes 3, 6, 7 and 9)
SHAREHOLDERS' DEFICIT (Note 7):
Common stock, $.000001 par value, 100,000,000 shares
authorized, 39,450,000 shares issued and outstanding	39
Additional paid-in capital	203,405
Deficit accumulated during the exploration phase	(839,620)

Total shareholders' deficit	(636,176)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$1,233,372

The accompanying notes to financial statements are
an integral part of this balance sheet.
70

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENT OF LOSS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006
(stated in U.S. dollars)
REVENUE	$—

COSTS AND EXPENSES:
Exploration costs	296,037
Stock-based compensation (Note 7)	190,904
Consulting (including $38,507 to related parties) (Note 9)	55,558
Travel	47,522
Legal (including $22,753 to related parties) (Note 9)	40,681
Amortization of debt financing costs (Note 6)	29,280
Audit fees	27,500
Salaries	27,244
Accounting fees	21,619
Office expense	20,886
General and administrative	12,919
Business development	8,931
Rent	8,895
Bank charges	2,716

790,692

LOSS FROM OPERATIONS	(790,692)
INTEREST EXPENSE ON PROMISSORY NOTES (Note 6)	(50,144)
INTEREST INCOME	1,216

NET LOSS	$(839,620)

WEIGHTED AVERAGE NUMBER OF SHARES	39,450,000

LOSS PER SHARE	$(0.021)

The accompanying notes to financial statements are
an integral part of this statement.
71

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENT OF SHAREHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006
(stated in U.S. dollars)
	Number of shares	Common stock	Additional paid-in capital	Deficit accumulated during the exploration stage	Total shareholders' deficit
BALANCE, May 5, 2006	—	$—	$—	$—	$—
Initial private placement of shares	22,400,000	22	2,218	—	2,240
Shares issued to President/Chief
Geologist (Note 7)	7,500,000	7	743	—	750
Private placement of shares	9,550,000	10	9,540	—	9,550
Fair value of stock-based compensation	—	—	190,904	—	190,904
Net loss for the period	—	—	—	(839,620)	(839,620)

BALANCE, December 31, 2006	39,450,000	$39	$203,405	$(839,620)	$(636,176)

The accompanying notes to financial statements are
an integral part of this statement.
72

GOLD RUN INC.
(an exploration stage enterprise)
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006
(stated in U.S. dollars)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(839,620)

Adjustments to reconcile net loss to net cash used by
operating activities:
Amortization of debt financing costs	29,280
Stock-based compensation	190,904
Increase in prepaid expenses	(15,000)
Increase in accounts payable and accrued liabilities	179,093
Increase in accrued interest	50,144

Total adjustments	434,421

Net cash used by operating activities	(405,199)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to acquire mineral property rights	(66,267)
Payments to acquire reclamation bonds	(33,635)

Net cash used by investing activities	(99,902)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from the issuance of promissory notes	1,610,500
Payments of debt financing costs	(187,227)
Payments of offering costs	(75,366)
Proceeds from sale of common stock	12,540

Net cash provided by financing activities	1,360,447

NET INCREASE IN CASH	855,346
CASH, beginning of period	—

CASH, end of period	$855,346

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—

Taxes paid	$—

Non-cash item - offering costs included in accounts payable	$29,811

The accompanying notes to financial statements are
an integral part of this statement.
73

GOLD RUN INC.
(an exploration stage enterprise)
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 5, 2006) TO DECEMBER 31, 2006
(stated in U.S. dollars)
1.	NATURE OF OPERATIONS
Gold Run Inc. (“the Company”) is an exploration company engaged in the acquisition and exploration of mineral properties in the State of Nevada. The Company was incorporated on May 5, 2006 under the laws of the State of Delaware. As of December 31, 2006, the Company has put in place the management team, has leased three mineral properties (see Note 3), has secured initial equity financing (see Note 7), and has commenced exploration activities on its leased properties. The Company has also completed two offerings of promissory notes (see Note 6).
The recoverability of amounts shown as mineral property rights is dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of the properties and the ability of the Company to obtain profitable production or proceeds from the disposition thereof.
The Company has been in the exploration stage since its inception and has not yet realized any revenue from its operations.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies used in these financial statements are as follows:
(a)	Measurement uncertainties -
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.
Significant estimates used in the preparation of these financial statements include, amongst other things, the estimated future operating results and net cash flows from mineral properties, the anticipated costs of asset retirement obligations including the reclamation of mine sites and the computation of stock-based compensation.
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(b)	Mineral property rights -
All direct costs related to the acquisition of mineral property rights are capitalized. Exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, at which time subsequent exploration costs and the costs incurred to develop a property are capitalized.
The Company reviews the carrying values of its other mineral property rights whenever events or changes in circumstances indicate that their carrying values may exceed their estimated net recoverable amounts. An impairment loss is recognized when the carrying value of those assets is not recoverable and exceeds its fair value. As of December 31, 2006, management had determined that no impairment loss is required.
At such time as commercial production may commence, depletion of each mining property will be provided on a unit-of-production basis using estimated proven and probable recoverable reserves as the depletion base. In cases where there are no proven or probable reserves, depletion is provided on a straight-line basis over the expected economic life of the mine.
(c)	Asset retirement obligations -
The Company plans to recognize liabilities for statutory, contractual or legal obligations, including those associated with the reclamation of mineral and mining properties and any plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation will be recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost will be added to the carrying amount of the related asset and the cost will be amortized as an expense over the economic life of the asset using either the unit-of-production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability will be increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.
The Company has posted reclamation bonds with the State of Nevada Reclamation Bond Pool for two of its properties as required by the United States Bureau of Land Management, to secure potential clean-up and land restoration costs if the projects were to be abandoned or closed. The Company has recorded the cost of these bonds as an asset in the accompanying balance sheet.
(d)	Income taxes -
Future tax assets and liabilities are recognized for the future tax consequences attributable to the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to be recovered or settled. This method also requires the recognition of future tax benefits such as operating loss carry-forwards to the extent that realization of such benefits is more likely than not.
75

(e)	Loss per share -
The basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted loss per share would reflect the potential dilution of common share equivalents, such as outstanding stock options and share purchase warrants, in the weighted average number of common shares outstanding during the period, if dilutive. For this purpose, the “treasury stock method” is used for the assumed proceeds upon the exercise of stock options and warrants that are used to purchase common shares at the average market price during the year.
At December 31, 2006, none of the warrants or convertible notes were considered dilutive as the Company has a loss for the period.
(f)	Prepaid offering costs -
Prepaid offering costs are legal costs relating to the Company’s proposed initial public registration of its shares. These costs will be charged against the proceeds of the Company’s initial public offering, if such offering occurs, or will be charged to expense if such offering does not occur.
(g)	Debt financing costs -
Debt financing costs represent commission costs and legal fees relating to the issuance of promissory notes. These costs are being amortized over the life of the promissory notes of two years (see Note 6). Future amortization will be $93,613 in the year ending December 31, 2007 and $64,334 in the year ending December 31, 2008.
(h)	Stock-based compensation -
Stock-based compensation consists of the estimated fair value of stock options granted during the period, and is recorded as expense and an addition to additional paid-in capital in accordance with Statement of Financial Accounting Standards No. 123 (Revised December 2004), Share-Based Payment.
(i)	Fair value of financial instruments -
The Company believes that the stated value of its financial instruments (promissory notes) approximates their stated value.
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3.	MINERAL PROPERTY RIGHTS
The Company has entered into three leases with KM Exploration Ltd. (“the Lessor”) (one of the principals of KM Exploration Ltd. is also the President/Chief Geologist and a shareholder of the Company) and are all subject to the following terms:
The Company has committed under an agreement with its President/Chief Geologist (see Note 9) to provide exploration funding, in the following amounts, no later than the following dates:
May 31, 2007	$500,000
July 31, 2007	1,900,000
January 31, 2008	1,000,000
July 31, 2008	1,000,000
January 31, 2009	500,000
April 30, 2009	500,000

$5,400,000

In addition to its commitment to provide this additional exploration funding totaling of $5,400,000 (the Company previously successfully met its requirement to provide $600,000 of exploration funding prior to December 31, 2006), the Company must also provide funding sufficient to fund all other activities of the Company including administrative, legal, accounting, travel and other costs. The total funding obligation, including exploration costs and administrative, legal, accounting, travel and other costs, is estimated to be $9,000,000.
The Company’s funding obligations are deemed to be satisfied upon the earlier of:
the date upon which the cumulative sum of $6,000,000 has been expended on exploration costs, or the date upon which funds in the amount of $6,000,000 (less the amount of exploration costs previously expended) is set aside and reserved to pay for exploration costs, provided the Company has also set aside funds to pay for general and administrative expenses in an amount equal to 50% of the funds set aside to pay for exploration costs.
Should the Company be unable to complete the above funding obligations, the leases will be cancelled and the Company will have no further interest in these properties, and all rights to the properties will revert to the related-party Lessor.
Upon termination of the leases the Company will be required to remove all of the equipment it may install on the leased property and will be responsible for reclamation of those areas disturbed by the Company’s activities. All of the leases have been accounted for as operating leases.
77

These three leases are described as follows:
(a)	CVN lease -
On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 151 unpatented lode mining claims known as the “CVN” group.
The term of this the lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.
Until production is achieved, the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$13,333
Years 1 through 4	13,333
Years 5 through 9	26,667
Years 10 and all years thereafter	43,333
Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:
(i) a royalty on production equal to 3% of net smelter returns, or
(ii) the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of two “points” of the Lessor’s three percent (3%) gold production royalty, thereby reducing the Lessor’s gold production royalty to one percent (1%). Each “point” is equivalent to 1% of net smelter returns. The purchase price for each royalty “point” shall be as follows:
Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000
The Company shall have the right to purchase less than a full royalty “point,” at a pro-rata price.
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(b)	RC lease -
On July 17, 2006, the Company entered into a mining lease agreement with the Lessor to lease a group of 91 unpatented lode mining claims known as the “RC” group.
The term of this the lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.
Until production is achieved, the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
All years thereafter	32,500
Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:
(i) a royalty on production equal to 2.5% of net smelter returns, or
(ii) the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of one-and-one-half (1.5) “points” of the Lessor’s two-and-one-half percent (2.5%) gold production royalty, thereby reducing the Lessor’s gold production royalty to one percent (1%). Each “point” is equivalent to 1% of net smelter returns. The purchase price for each royalty “point” shall be as follows:
Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000
The Company shall have the right to purchase less than a full royalty “point,” at a pro-rata price.
(c)	HC lease -
On July 17, 2006 the Company entered into a mining lease agreement with the Lessor to lease a group of 189 unpatented lode mining claims known as the “HC” group.
79

The term of this the lease is initially ten years. This lease may be extended in five year increments thereafter for a total lease term of thirty years. The Company can terminate the lease at any time upon 60 days advance notice.
Until production is achieved, the following lease payments are required:
Anniversary of effective date of agreement	Annual lease payment
Upon signing of the lease	$10,000
Years 1 through 4	10,000
Years 5 through 9	20,000
All years thereafter	32,500
Once production is achieved from this property, the lease requires the Company to pay the Lessor the greater of:
(i) a royalty on production equal to 2.5% of net smelter returns, or
(ii) the lease payments as per the above table.
The Company has the right at any time during the lease agreement to purchase a maximum of one-and-one-half (1.5) “points” of the Lessor’s two-and-one-half percent (2.5%) gold production royalty, thereby reducing the Lessor’s gold production royalty to one percent (1%). Each “point” is equivalent to 1% of net smelter returns. The purchase price for each royalty “point” shall be as follows:
Average price of gold for the preceding thirty days	Price per royalty point
$300.00 per ounce and lower	$2,000,000
$300.01 to $400.00 per ounce	2,500,000
$400.01 to $500.00 per ounce	3,000,000
$500.01 to $600.00 per ounce	4,000,000
$600.01 to $700.00 per ounce	5,000,000
$700.01 to $800.00 per ounce	6,000,000
$800.01 to $900.00 per ounce	7,000,000
The Company shall have the right to purchase less than a full royalty “point,” at a pro-rata price.
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4.	PROPERTY
Property consists of the cost of mineral property rights, as follows at December 31, 2006:
	Acquisition cost	Acquisition- related legal fees	Total
CVN lease	$13,333	$12,312	$25,645
RC lease	10,000	10,311	20,311
HC lease	10,000	10,311	20,311

Total	$33,333	$32,934	$66,267

5.	ACCOUNTS PAYBLE AND ACCRUED LIABILITIES
Included in accounts payable and accrued liabilities are the following accounts payable and accrued liabilities at December 31, 2006:
Accounts payable - exploration costs	$93,906
Accrued accounting fees	17,600
Accrued office expenses	15,350
Accrued audit fees	15,000
Accrued legal fees - other	11,289
Accrued wages and other	5,506

Accounts payable and accrued expenses to
other than related parties	158,651
Accrued legal fees - related party	50,253

Total	$208,904

6.	PROMISSORY NOTES
The Company has completed two private placements of two-year non-transferable 10% convertible notes payable. Interest accrues and is payable on the annual anniversary date of each note.
The promissory notes are convertible on an all-or-none basis, at the option of the holder, on the first anniversary of the issue of the promissory note, into common shares of the Company at a conversion price of $0.25 per share in the case of Series 1 notes and $0.50 per share in the case of Series 2 notes.
The Company may, at its sole option, pay some or all of the principal and accrued interest on the promissory notes by issuing shares of the Company at a value of $0.25 per share in the case of Series 1 notes and $0.50 per share in the case of Series 2 notes. The promissory notes along with accrued interest will automatically be converted to common shares of the Company at a value of $0.25 per share in the case of Series 1 notes and $0.50 per share in the case of Series 2 notes, upon the effective date of the Company’s registration statement. Should the registration become effective prior to the first anniversary of the issue of the notes, the note-holders will be entitled to receive an amount equal to a full year’s interest.
81

At December 31, 2006, the Company had issued promissory notes totaling $583,500 (Series 1) and $1,027,000 (Series 2). Debt financing costs associated with these issuances totaled $187,227 and both amortization and accumulated amortization of debt financing costs was $29,280 at December 31, 2006.
7.	COMMON STOCK AND WARRANTS
(a)	Warrants -
Upon formation of the Company, the founding shareholders subscribed for a total of 22,400,000 shares of common stock at a price of $0.0001 per share plus share purchase warrants entitling the holders to purchase a total of 9,900,000 shares at a price of $1.00 per share, all for total consideration of $2,240. Given that the Company is in the exploration stage, management has allocated the full consideration paid to common stock.
At December 31, 2006, all 9,900,000 warrants are outstanding with an exercise price of $1.00. The warrants expire on May 8, 2009.
(b)	Commitment to issue additional shares -
At the same time that the Company and its President/Chief Geologist entered into an employment agreement (see Note 9), the parties also entered into a separate agreement providing for the President/Chief Geologist to purchase 7,500,000 shares of the Company at a price of $0.0001 per share. Under the terms of that agreement, once the Company has met its funding obligation (defined as the Company having raised a total of $6,000,000 for exploration costs by April 30, 2009, at various dates and in amounts as described in Note 3), the Company is obligated to issue additional shares to the President/Chief Geologist (at a price of $0.0001 per share) in sufficient number so that the President/Chief Geologist would continue to hold 15% of the then issued and outstanding shares of the Company. In the event that the President/Chief Geologist should hold more than 15% of the issued and outstanding shares at the time the Company meets its funding obligation, those excess shares will be deemed to be automatically cancelled. Shares issued by the Company pursuant to the acquisition of additional mineral property rights will be deducted from the total of the shares then issued and outstanding for the purposes of calculating the 15% the President/Chief Geologist is entitled to. Shares sold or transferred to other employees of the Company by the President/Chief Geologist must be included for purposes of calculating the 15% the President/Chief Geologist is entitled to.
These shares are restricted as to sale for the first eighteen months and then subject to certain restrictions on the sale of these shares for an additional eighteen months.
82

(c)	Stock-based compensation and employment agreement
On September 15, 2006, the Company and its Chief Executive Officer entered into an employment agreement which provides, amongst other compensation, an option to purchase 1,500,000 shares of common stock over a five-year period at a price of $0.25 for the first 500,000 shares and $0.50 for the remaining 1,000,000 shares.
The option vests as follows:
Number of shares
Upon signing of the agreement	300,000
Pro-rata on a daily basis until September 15, 2007	400,000
Pro-rata on a daily basis from September 15, 2007
until September 15, 2008	400,000
Pro-rata on a daily basis from September 15, 2008
until September 15, 2009	400,000

Total	1,500,000

The fair value of the options was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of three years. The fair value of options granted during the year was estimated to be approximately $510,000. The fair value of the 418,356 options vested during the period from inception to December 31, 2006 was estimated to be $162,514 and this amount has been expensed in the statement of loss and recorded as additional paid-in capital.
The employment agreement also contains a provision which, in the event of termination without cause, would require the Company to pay the Chief Executive Officer $125,000 (Canadian funds).
On October 31, 2006, the Company entered into an agreement with a consultant, which provides the consultant with an option to purchase 100,000 shares of common stock over a two-year period at a price of $0.50 per share (Canadian funds). The fair value of the option is estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 100%; risk free interest rate of 4.70%; and an expected average life of two years. The fair value of the option granted is estimated to be $28,390 and has been expensed in the statement of loss and recorded as additional paid-in capital.
8.	INCOME TAXES
The components of the Company’s deferred tax asset are as follows at December 31, 2006:
Net operating loss carry-forward	$227,000
Stock-based compensation	57,000

Total deferred tax asset	284,000
Valuation allowance	(284,000)

Net deferred tax asset	$—

The Company has recorded a valuation allowance sufficient to fully reserve the deferred tax asset as realization of the deferred tax asset is not reasonably assured because of the Company’s loss since inception. The need for a valuation allowance is evaluated by management periodically.
83

As of December 31, 2006, the Company had net operating loss carry-forwards of approximately $811,000 that may be used in future years to offset federal taxable income. Such carry-forwards expire in December 2026.
9.	RELATED PARTY TRANSACTIONS
During the period ended December 31, 2006, the Company entered into an employment agreement with its President/Chief Geologist. This agreement requires the Company to pay the President/Chief Geologist a net smelter royalty (“NSR”) of 1% for all prospects generated by him and which are acquired for staking by the Company, exclusive of the CVN, HC and RC properties described in Note 3. The President/Chief Geologist is also granted a 1/2% NSR for all prospects he generates which are subsequently leased by the Company, as long as the lease carries a maximum NSR of 4% (including the 1/2%) and such lease does not adjoin claims from which he is otherwise entitled to receive NSRs. The Company may purchase such 1/2% NSR relating to leased prospects for $250,000.
The Company incurred legal costs totaling $85,253 with a law firm of which the partners are significant shareholders of the Company. Of this amount $20,000 has been capitalized to mineral property rights, $17,500 has been charged to debt financing costs (see Note 6), $25,000 has been charged to offering costs, and the remainder has been charged to legal expense.
The Company also incurred consulting fees of $30,000 with an investment banking firm of which some of the partners are significant shareholders of the Company, and $8,507 directly with one of the partners of the investment banking firm. The Company believes that these services were acquired for an amount lower than would have been required had the services been procured from a non-related party.
10.	CONCENTRATIONS OF CREDIT RISK
At December 31, 2006, substantially all of the Company’s cash is held in accounts with a Canadian Chartered Bank. Of this amount $148 (US$) is denominated in Canadian dollars and the remainder is denominated in U.S. dollars. The amounts held in these Canadian accounts are insured under the Canadian Deposit Insurance Company to a maximum of $60,000 CDN (as of December 31, 2006). The Company has not experienced losses on such accounts, nor does the Company believe that there is significant risk of loss on such accounts in Canada.
As of December 31, 2006, all of the Company’s mineral property rights were geographically concentrated in the State of Nevada.
84

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
None.
GLOSSARY
There are a number of technical terms that have been used in this Prospectus. For the convenience of the reader, we have defined these terms below:
“Arsenic” refers to a toxic metal the presence of which may be associated with the presence of gold ores.
“Breccia” refers to a type of rock the components of which are angular in shape, as opposed to a conglomerate, the components of which have been worn into a rounded shape.
“Bonanza vein” refers to a vein that is rich with gold.
“Horst block” refers to a raised fault block surrounded by normal faults, and may include host units that may be mineralized.
“Intrusion” refers to a mass of igneous rock that, while molten, was forced into or between other rocks.
“Lithology” refers to the character of a rock described in terms of its structure, color, mineral composition, grain-size, and arrangement of its component parts; all of those visible features that, in the aggregate, impart individuality onto a rock and distinguish it from another.“Lode” refers to a deposit occurring in a place within definite boundaries separating it from the adjoining rocks.
“Mafic” refers to ferromagnesian rock-forming silicates, in reference to certain types of igneous rocks and their constituent minerals.
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“Mineral lode claim” refers to a portion of a vein or lode, and of the adjoining surface, which has been acquired by compliance with both federal and state laws; in other words, a portion of mining ground that is held under the General Mining Law and applicable Nevada law.
“Net smelter return” refers to the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less any of following expenses which we actually incur: (i) sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the gold from our properties, but excluding any taxes on net income; (ii) charges and costs, if any, for transportation from the mine or mill to places where the gold is smelted, refined and/or sold, and (iii) charges, costs (including assaying and sampling costs specifically related to smelting and/or refining) and all penalties, if any, for smelting and/or refining. In the event that smelting or refining is carried our in a facility owned or controlled in whole or in part us, then charges, costs and penalties shall mean the amount that we would have incurred if such operations were carried out at facilities not owned or controlled by us and that offer comparable services for comparable products on prevailing terms. At this time, we do not own or control any facilities engaged in smelting or refining, nor do we intend to own or control any such facilities in the future.
“Reverse circulation hole” refers to a hole that has been drilled by a reverse circulation drill, which means that materials which are drilled underground are taken to the surface as the drilling goes on.
“Skarn” refers to a certain type of rock composed of lime-bearing silicates and derived from nearly pure limestones and dolomites in which large amounts of silicon, aluminum, iron and magnesium have been introduced. It is an environment favorable to gold deposits.
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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Under our Certificate of Incorporation and Section 102(b)(7) of the Delaware General Corporation Law, our directors will have no personal liability to us or to our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director involving any act or omission of any such director. This provision generally absolves our directors from personal liability for negligence, including gross negligence, in the performance of their duties. The effect of this provision in our Certificate of Organization is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover damages against a director for breach of his fiduciary duty as a director, except in very limited circumstances. Under Section 102(b)(7) of the Delaware General Corporation Law, our directors will remain liable for any of the following acts: (i) breach of loyalty; (ii) acts committed in bad faith or intentionally or involving a knowing violation of the law; (iii) payment of unlawful dividends or unlawful purchase or redemption of stock, or (iv) transactions from which the director derived an improper personal benefit. We are also required under our Certificate of Incorporation to pay for the defense costs (including investigation costs) of any director against whom an arguably indemnifiable action is brought.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following is an itemized statement of all expenses of this offering other than underwriter / agent discounts and commissions, if any. Any expenses which are not known are estimates determined by us according to our best efforts. We will pay the expenses of registering the selling shareholders’ shares. The selling shareholders will be responsible for all other expenses and commissions that they may incur in selling their shares.

Offering Expense	Amount of Offering Expense

Registration Fees	$1,070.00

Blue Sky Fees and Expenses	15,000.00[1]

Transfer Agent Fees	15,000.00[1]

Printing and Engraving	15,000.00[1]

Legal Fees	150,000.00[1,2]

Accounting Fees	12,000.00

Miscellaneous Expenses	16,930.00[1]

TOTAL:	$225,000.00

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Notes:
1 This expense is estimated.
2 Excludes fees to Berns & Berns and fees to Hecht & Associates P.C. not related to this registration statement.
RECENT SALES OF UNREGISTERED SECURITIES
Since our formation in May 2006, we have sold and issued the following securities without registration under the Securities Act:
On May 8, 2006, we completed a private placement to five persons consisting of an aggregate of 12,500,000 shares of Common Stock and to four of the same persons, each of whom is an officer or director, consisting of an aggregate of 9,900,000 Units. Each Unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock for $1, expiring on May 8, 2009. No warrants have been exercised to date. The price for per share of Common Stock and for each Unit sold in this private placement was $.0001. We realized proceeds of $2,240 from this private placement. The sales and issuance of Common Stock and warrants to purchase Common Stock in this private placement were made by us in reliance of Section 4(2) of the Securities Act of 1933, as amended, and in further reliance of Regulation S as to foreign citizens and residents. The sales were made to accredited investors as defined in Rule 501(a) of the Securities Act or to persons outside the United States; no general solicitation was made by us or by any person acting on our behalf; and the certificates representing the shares of Common Stock will bear an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and that the shares are subject to a Founders Agreement dated October 5, 2006 which restricts resale rights.
On May 9, 2006, we completed a private placement consisting of 7,500,000 shares of Common Stock. All 7,500,000 shares of Common Stock were sold to our President and Chief Geologist, David Mathewson, for $750, his agreement to become our President and Chief Geologist and in further consideration of his executing an agreement concerning this and other matters dated May 9, 2006. The terms and conditions respecting this private placement and other matters are set forth in an Amended and Restated Agreement dated November 20, 2006 and effective retroactively to May 9, 2006. The sale and issuance of shares of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act. This private placement was made to an accredited investor as defined in Rule 501(a) of the Securities Act; no general solicitation was made by us or by any person acting on our behalf; and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions.
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On May 10, 2006, we completed a private placement consisting of an aggregate of 9,550,000 shares of Common Stock to thirteen investors each of whom represented to us that they were an accredited investor as defined in Section 501(a) of the Securities Act. Each share of Common Stock was sold at a price of $.001. We realized proceeds of $9,550 from this private placement. Seven of these thirteen individual investors are affiliated with Osprey Capital Partners, Toronto, Canada, an investment banking firm which we have retained from time to time and which we may retain again in the future. Please refer to the section captioned “Certain Relationships and Related Transactions” for more information. The sales and issuance of Common Stock in this private placement were made by us in reliance upon Section 4(2) of the Securities Act and, with respect to foreign citizens and residents, upon Regulation S. The sales were made to accredited investors or to persons outside the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the certificates representing the shares of Common Stock will contain an appropriate legend that they have not been registered under the Securities Act, may not be offered or sold absent registration or pursuant to an exemption therefrom, and are subject to contractual resale restrictions.
Starting in June 2006, we sold an aggregate of $583,500 (principal amount) of convertible, non-transferrable promissory notes to 28 persons who represented that they are accredited investors as defined in Section 501(a) of the Securities Act. The notes accrue interest of 10% per year and are payable in one installment on their second anniversary. The notes automatically convert into shares of Common Stock on the effective date of our registration statement at a conversion price of $.25 per share. If the notes have not been automatically converted, then starting on their one-year anniversary, the holder of each such note may, at his option, elect to convert his note into shares of our Common Stock on an all-or-none basis at a conversion price of $.25 per share. Upon conversion, accrued interest on the note will at our option be paid either in shares of Common Stock at a conversion price of $.25 per share or in cash. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The sales were made to accredited investors or to persons outside of the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the promissory notes contain an appropriate legend stating that they have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.
Starting in August 2006, we sold an aggregate of $1,027,000 (principal amount) of convertible, non-transferrable promissory notes to 22 persons who represented that they are accredited investors as defined in Section 501(a) of the Securities Act. The notes accrue interest of 10% per year and are payable in one installment on their second anniversary. The notes will automatically convert into shares of Common Stock on the effective date of our registration statement at a conversion price of $.50 per share. If the notes have not been automatically converted, then starting on their first anniversary, the holder of each such note may, at his option, elect to convert his note into shares of our Common Stock on an all-or-none basis at a conversion price of $.50 per share. Upon conversion, accrued interest on the note will at our option be paid either in shares of Common Stock at a conversion price of $.50 per share or in cash. These notes were sold in reliance upon Section 4(2) of the Securities Act and upon Regulation S with respect to foreign citizens and residents. The sales were made to accredited investors or to persons outside of the United States; no general solicitation was made by us or by any person acting on our behalf; the securities sold were subject to transfer restrictions, and the promissory notes contain an appropriate legend stating that they may not be offered or sold absent registration or pursuant to an exemption therefrom.
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On September 15, 2006, we issued a stock option to our Chief Executive Officer, Mr. John M. Pritchard, to purchase 1,500,000 shares of Common Stock at an exercise price of $.25 with respect to the first 500,000 shares and an exercise price of $.50 with respect to the remaining 1,000,000 shares. Mr. Pritchard’s option vested and became exercisable with respect to 300,000 shares on September 15, 2006. With respect to the remaining shares, his option to purchase 1,095.89 shares thereafter vest and become exercisable daily through September 14, 2009 on condition of his continued employment. His option to purchase all 1,500,000 shares shall have become vested and exercisable if he remains employed with us through September 14, 2009. As of December 31, 2006, Mr. Pritchard’s option will have vested and exercisable with respect to 418,356 shares. Any shares for which Mr. Pritchard’s option is exercised are subject to voluntary resale restrictions prohibiting him from selling more than 1% of his share holdings during any consecutive three month calendar period commencing on June 1, 2007 and expiring on August 31, 2008. For purposes of this voluntary resale restriction, Mr. Pritchard’s share holdings shall be deemed to equal the number of shares for which his option has vested.
On October 31, 2006, we issued a stock option to a consultant in Canada to purchase 100,000 shares of Common Stock at an exercise price of CAD $.50 per share. This option is fully vested, immediately exercisable, and expires on October 30, 2008.
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EXHIBITS
The following is a list of the exhibits on file with the Securities and Exchange Commission.
Certificate of Incorporation	Exhibit 3.1
By-Laws	Exhibit 3.2
Form of Dealer Warrant	Exhibit 4.1
Form of Unit Warrant	Exhibit 4.2
Form of $.25 Convertible Note	Exhibit 4.3
Form of $.50 Convertible Note	Exhibit 4.4
Copy of John M. Pritchard Option Agreement	Exhibit 4.5
Opinion on Legality and Consent of Counsel	Exhibit 5.1
Copy of Crescent Valley North Lease	Exhibit 10.1
Copy of Robinson Creek Lease	Exhibit 10.2
Copy of Horse Creek Lease	Exhibit 10.3
Copy of Founders Agreement	Exhibit 10.4
Copy of Seed Investor Agreement	Exhibit 10.5
Copy of Trevor Michael / 2120315 Ontario Inc. Consulting Agreement	Exhibit 10.6
Copy of Amended and Restated Agreement with David "Dave" Mathewson	Exhibit 10.7
Copy of David "Dave" Mathewson Employment Agreement	Exhibit 10.8
Copy of John M. Pritchard Employment Agreement	Exhibit 10.9
Copy of Brion Theriault Employment Agreement	Exhibit 10.10
Form of Mathewson-Theriault Stock Assignment Agreement	Exhibit 10.11
Copy of Share Purchase Agreement between Trevor Michael and Gordon Cooper	Exhibit 10.12
Copy of Share Purchase Agreement between Trevor Michael and Jasbir Gill	Exhibit 10.13
Copy of Escrow Agreement	Exhibit 10.14
Consent of Accountants	Exhibit 23.1
Copy of September 27, 2006 David Mathewson Letter	Exhibit 99.1
Copy of October 18, 2006 David Mathewson Letter	Exhibit 99.2
Title Report for Crescent Valley North	Exhibit 99.3
Title Report for Robinson Creek	Exhibit 99.4
Title Report for Horse Creek	Exhibit 99.5
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UNDERTAKINGS
We hereby undertake the following:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information contained in the registration statement; and
(iii) To include any additional or changed material information on the plan of distribution.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.
(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) That, for the purpose of determining our liability under the Securities Act of 1933 to any purchaser in the initial distribution of our Common Stock, regardless of the underwriting method used to sell our Common Stock to any such purchaser, if our Common Stock is sold to any such purchaser by means of any of the following communications, we will be considered as the seller to you and we will be considered to have offered or sold our Common Stock (as the case may be) to any such purchaser:
(i) Any preliminary Prospectus, or any Prospectus from us relating to the offering required to be filed under Rule 424;
(ii) Any free writing Prospectus relating to the offering that is prepared by us or on our behalf or used or referred to by us;
(iii) The portion of any other free writing Prospectus relating to the offering containing material information about us or our securities and that is provided by us or on our behalf, and
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(iv) Any other communication that is an offer in the offering that is made by us to any such purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
* * *
SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on April 3, 2007.
GOLD RUN INC. /s/ David Mathewson	/s/ John M. Pritchard
David Mathewson President and Director	John M. Pritchard Chief Executive Officer and Director
In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following capacities and on the dates stated
/s/ D. Richard Brown
D. Richard Brown Secretary and Chairman of the Board of Directors April 3, 2007
/s/ Trevor Michael
Trevor Michael Director and Treasurer April 3, 2007
/s/ James Berns
James Berns Director April 3, 2007
/s/ Michael Berns
Michael Berns Director April 3, 2007
/s/ Ernest M. Cleave
Ernest M. Cleave Chief Financial Officer and Controller April 3, 2007
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